Exhibit 99.2
SPRINT CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2019	2019
	(in millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,179	$6,982
Short-term investments	62	67
Accounts and notes receivable, net of allowance for doubtful accounts and deferred interest of $410 and $363, respectively	3,873	3,554
Device and accessory inventory	1,117	999
Prepaid expenses and other current assets	1,224	1,289
Total current assets	9,455	12,891
Property, plant and equipment, net	20,827	21,201
Costs to acquire a customer contract	1,808	1,559
Operating lease right-of-use assets	6,713	—
Intangible assets
Goodwill	4,598	4,598
FCC licenses and other	41,492	41,465
Definite-lived intangible assets, net	918	1,769
Other assets	1,091	1,118
Total assets	$86,902	$84,601
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,396	$3,961
Accrued expenses and other current liabilities	3,335	3,597
Current operating lease liabilities	1,860	—
Current portion of long-term debt, financing and finance lease obligations	3,880	4,557
Total current liabilities	12,471	12,115
Long-term debt, financing and finance lease obligations	33,507	35,366
Long-term operating lease liabilities	5,423	—
Deferred tax liabilities	7,038	7,556
Other liabilities	2,708	3,437
Total liabilities	61,147	58,474
Commitments and contingencies
Stockholders' equity:
Common stock, voting, par value $0.01 per share, 9.0 billion authorized, 4.112 billion and 4.081 billion issued, respectively	41	41
Paid-in capital	28,402	28,306
Treasury shares, at cost	(9)	—
Accumulated deficit	(2,226)	(1,883)
Accumulated other comprehensive loss	(453)	(392)
Total stockholders' equity	25,755	26,072
Noncontrolling interests	—	55
Total equity	25,755	26,127
Total liabilities and equity	$86,902	$84,601
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net operating revenues:
Service	$5,416	$5,699	$16,252	$17,201
Equipment sales	1,372	1,589	3,784	4,180
Equipment rentals	1,292	1,313	3,981	3,778
	8,080	8,601	24,017	25,159
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	1,718	1,648	5,203	5,019
Cost of equipment sales	1,646	1,734	4,346	4,521
Cost of equipment rentals (exclusive of depreciation below)	201	182	666	457
Selling, general and administrative	2,045	2,003	5,888	5,731
Depreciation - network and other	1,071	1,088	3,256	3,132
Depreciation - equipment rentals	1,011	1,137	3,096	3,454
Amortization	474	145	698	475
Other, net	(152)	185	106	298
	8,014	8,122	23,259	23,087
Operating income	66	479	758	2,072
Other (expense) income:
Interest expense	(589)	(664)	(1,802)	(1,934)
Other (expense) income, net	(6)	32	36	153
	(595)	(632)	(1,766)	(1,781)
(Loss) income before income taxes	(529)	(153)	(1,008)	291
Income tax benefit (expense)	408	8	494	(56)
Net (loss) income	(121)	(145)	(514)	235
Less: Net loss (income) attributable to noncontrolling interests	1	4	9	(4)
Net (loss) income attributable to Sprint Corporation	$(120)	$(141)	$(505)	$231

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.03)	$(0.12)	$0.06
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.03)	$(0.12)	$0.06
Basic weighted average common shares outstanding	4,109	4,078	4,098	4,050
Diluted weighted average common shares outstanding	4,109	4,078	4,098	4,110

Other comprehensive (loss) income, net of tax:
Net unrealized holding losses on securities and other	$—	$(2)	$(2)	$(9)
Net unrealized holding gains (losses) on derivatives	4	(25)	(23)	(8)
Net unrecognized net periodic pension and other postretirement benefits	(39)	2	(36)	5
Cumulative effect of accounting change	—	—	—	(8)
Other comprehensive loss	(35)	(25)	(61)	(20)
Comprehensive (loss) income	$(156)	$(170)	$(575)	$215
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	December 31,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net (loss) income	$(514)	$235
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Asset impairments	231	—
Depreciation and amortization	7,050	7,061
Provision for losses on accounts receivable	435	278
Share-based and long-term incentive compensation expense	90	101
Deferred income tax (benefit) expense	(532)	25
Amortization of long-term debt premiums, net	(47)	(94)
Loss on disposal of property, plant and equipment	692	642
Deferred purchase price from sale of receivables	—	(223)
Other changes in assets and liabilities:
Accounts and notes receivable	(754)	65
Inventories and other current assets	650	248
Operating lease right-of-use assets	1,280	—
Accounts payable and other current liabilities	(436)	(530)
Current and long-term operating lease liabilities	(1,433)	—
Non-current assets and liabilities, net	(172)	(601)
Other, net	225	375
Net cash provided by operating activities	6,765	7,582
Cash flows from investing activities:
Capital expenditures - network and other	(3,360)	(3,814)
Capital expenditures - leased devices	(5,449)	(5,739)
Expenditures relating to FCC licenses	(24)	(145)
Proceeds from sales and maturities of short-term investments	79	6,619
Purchases of short-term investments	(74)	(5,152)
Proceeds from sales of assets and FCC licenses	819	416
Proceeds from deferred purchase price from sale of receivables	—	223
Proceeds from corporate owned life insurance policies	5	110
Other, net	(27)	52
Net cash used in investing activities	(8,031)	(7,430)
Cash flows from financing activities:
Proceeds from debt and financings	4,731	6,416
Repayments of debt, financing and finance lease obligations	(7,188)	(6,937)
Debt financing costs	(12)	(286)
Proceeds from issuance of common stock, net	(29)	281
Acquisition of noncontrolling interest	(33)	—
Other, net	1	—
Net cash used in financing activities	(2,530)	(526)
Net decrease in cash, cash equivalents and restricted cash	(3,796)	(374)
Cash, cash equivalents and restricted cash, beginning of period	7,063	6,659
Cash, cash equivalents and restricted cash, end of period	$3,267	$6,285
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Nine Months Ended December 31, 2019
	Common Stock		Paid-in Capital	Treasury Shares		(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity
	Shares	Amount		Shares	Amount
Balance, March 31, 2019	4,081	$41	$28,306	—	$—	$(1,883)	$(392)	$55	$26,127
Net loss						(111)		(3)	(114)
Other comprehensive loss, net of tax							(22)		(22)
Issuance of common stock, net	11		(15)		(2)				(17)
Share-based compensation expense			35						35
Other, net			(3)						(3)
Cumulative effect of accounting change						162			162
Balance, June 30, 2019	4,092	41	28,323	—	(2)	(1,832)	(414)	52	26,168
Net loss						(274)		(5)	(279)
Other comprehensive loss, net of tax							(4)		(4)
Issuance of common stock, net	16		(2)	2	(14)				(16)
Share-based compensation expense			28						28
Balance, September 30, 2019	4,108	41	28,349	2	(16)	(2,106)	(418)	47	25,897
Net loss						(120)		(1)	(121)
Other comprehensive loss, net of tax							(35)		(35)
Issuance of common stock, net	4		(3)	(1)	7				4
Share-based compensation expense			27						27
Capital contribution by SoftBank			1						1
Acquisition of noncontrolling interest(1)			28					(46)	(18)
Balance, December 31, 2019	4,112	$41	$28,402	1	$(9)	$(2,226)	$(453)	$—	$25,755
_________________
(1) On November 1, 2019, we acquired PRWireless PR, Inc’s. member shares in PRWireless Holdco, LLC for cash consideration of $33 million making Sprint the sole shareholder of PRWireless Holdco, LLC and removing the noncontrolling interest.

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Nine Months Ended December 31, 2018
	Common Stock		Paid-in Capital	Treasury Shares		(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total Equity
	Shares	Amount		Shares	Amount
Balance, March 31, 2018	4,005	$40	$27,884	—	$—	$(1,255)	$(313)	$63	$26,419
Net income (loss)						176		(3)	173
Other comprehensive income, net of tax							4		4
Issuance of common stock, net	8		2	1	(4)				(2)
Share-based compensation expense			40						40
Capital contribution by SoftBank			1						1
Cumulative effect of accounting changes						1,315	(8)		1,307
Other, net			3						3
Increase (decrease) attributable to noncontrolling interests			8					(8)	—
Balance, June 30, 2018	4,013	40	27,938	1	(4)	236	(317)	52	27,945
Net income						196		11	207
Other comprehensive income, net of tax							9		9
Issuance of common stock, net	66	1	288	1	(11)				278
Share-based compensation expense			27						27
Capital contribution by SoftBank			1						1
Other, net			(3)						(3)
Balance, September 30, 2018	4,079	41	28,251	2	(15)	432	(308)	63	28,464
Net loss						(141)		(4)	(145)
Other comprehensive loss, net of tax							(25)		(25)
Issuance of common stock, net			(3)	(1)	8				5
Share-based compensation expense			34						34
Other, net			(4)						(4)
Balance, December 31, 2018	4,079	$41	$28,278	1	$(7)	$291	$(333)	$59	$28,329
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1.Basis of Presentation and Other Information
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. All normal recurring adjustments considered necessary for a fair presentation have been included. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended March 31, 2019. Unless the context otherwise requires, references to "Sprint," "we," "us," "our" and the "Company" mean Sprint Corporation and its consolidated subsidiaries for all periods presented, and references to "Sprint Communications" are to Sprint Communications, Inc. and its consolidated subsidiaries.
The preparation of the unaudited interim consolidated financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities at the date of the unaudited interim consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ.
        The consolidated financial statements include our accounts, those of our 100% owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. For controlled subsidiaries that are not wholly-owned, the noncontrolling interests are included in "Net (loss) income" and "Total equity." All intercompany transactions and balances have been eliminated in consolidation.
Business Combination Agreement
On April 29, 2018, we announced that we entered into a Business Combination Agreement with T-Mobile US, Inc. (T-Mobile) to merge in an all-stock transaction for a fixed exchange ratio of 0.10256 of T-Mobile shares for each Sprint share, or the equivalent of 9.75 Sprint shares for each T-Mobile share (Merger Transaction). Immediately following the Merger Transaction, Deutsche Telekom AG and SoftBank Group Corp. are expected to hold approximately 42% and 27% of fully-diluted shares of the combined company, respectively, with the remaining 31% of the fully-diluted shares of the combined company held by public stockholders. The board of directors will consist of 14 directors, of which nine will be nominated by Deutsche Telekom AG, four will be nominated by SoftBank Group Corp., and the final director will be the CEO of the combined company. The combined company will be named T-Mobile. The Merger Transaction is subject to customary closing conditions, including certain state and federal regulatory approvals. Sprint and T-Mobile completed the Hart-Scott-Rodino filing with the Department of Justice (DOJ) on May 24, 2018. On June 18, 2018, the parties filed with the Federal Communications Commission (FCC) the merger applications, including the Public Interest Statement. On July 18, 2018, the FCC accepted the applications for filing and established a public comment period for the Merger Transaction. The formal comment period concluded on October 31, 2018. On May 20, 2019, to facilitate the FCC’s review and approval of the FCC license transfers associated with the proposed Merger Transaction, we and T-Mobile filed with the FCC a written ex parte presentation (the Presentation) relating to the proposed Merger Transaction. The Presentation included proposed commitments from us and T-Mobile. On October 16, 2019, the FCC voted to approve the Merger Transaction. The Merger Transaction received clearance from the Committee on Foreign Investment in the United States on December 17, 2018.
On July 26, 2019, the DOJ and five State Attorneys General filed an action in the United States District Court for the District of Columbia that would resolve their objections to the Merger Transaction. Since then, five additional states have joined the DOJ action. The Merger Transaction has received approval from 18 of the 19 state public utility commissions. The parties are awaiting further regulatory approvals and resolution of litigation filed by the Attorneys General of 13 states and the District of Columbia seeking to block the Merger Transaction. The parties to the Business Combination Agreement extended the Outside Date (as defined in the Business Combination Agreement) to November 1, 2019, or, if the Marketing Period (as defined in the Business Combination Agreement) is in effect at such time, then the Outside Date will be January 2, 2020. After November 1, 2019, Sprint and T-Mobile each have a right under the Business Combination Agreement to terminate that agreement at any time because the Merger Transaction was not completed as of that date.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Also, on July 26, 2019, Sprint and T-Mobile announced agreements with DISH Network Corporation (DISH) in which new T-Mobile will divest Sprint’s prepaid assets (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.) and Sprint’s 800 MHz spectrum assets to DISH for a total of approximately $5.0 billion. Additionally, upon the closing of the divestiture transaction, new T-Mobile will provide DISH wireless customers access to its network for up to seven years and offer standard transition services arrangements to DISH during a transition period of up to three years. DISH will also have an option to take on leases for certain cell sites and retail locations that are decommissioned by the new T-Mobile, subject to any assignment restrictions. Under the terms of the arrangement, Sprint appointed individuals, subject to approval by the DOJ, to oversee the prepaid assets and maintain complete managerial responsibility, including the ability to make all business decisions relating to the operations of the prepaid assets independent of Sprint and T-Mobile. In connection with the execution of the firm agreements by and between DISH and the Company, as well as the agreements with the DOJ as outlined in the Proposed Final Judgment and Stipulation and Order, Sprint has not lost a controlling financial interest in its prepaid assets. The transactions with DISH are contingent on the successful closing of T-Mobile’s merger with Sprint, among other closing conditions.

Note 2.New Accounting Pronouncements
Accounting Pronouncements Adopted During the Current Year
In February 2016, the Financial Accounting Standards Board (FASB) issued new authoritative literature, Leases (Topic 842), and has subsequently modified several areas of the standard in order to provide additional clarity and improvements. The new standard supersedes much of the existing lease guidance (Topic 840) to enhance the transparency and comparability of financial reporting related to leasing arrangements. This guidance requires lessees, among other things, to recognize right-of-use (ROU) assets and lease liabilities on their balance sheet for all leases. The criteria for distinguishing leases between finance and operating are substantially similar to criteria for distinguishing between capital leases and operating leases in previous lease guidance. In July 2018, the FASB made targeted improvements to the standard, including providing an additional and optional transition method. Under this method, an entity initially applies the standard at the adoption date, including the election of certain transition reliefs, and recognizes a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption.
The Company adopted this standard beginning on April 1, 2019 using the modified retrospective transition method such that the comparative period financial statements and disclosures were not adjusted. Results for reporting periods beginning after April 1, 2019 are presented under Topic 842, while amounts reported under prior periods have not been adjusted and continue to be reported under accounting standards in effect for those periods. See Note 7. Leases for additional information related to operating and financing leases, including qualitative and quantitative disclosures required under Topic
842.
The new standard provides for a number of optional practical expedients in transition. We elected the package of practical expedients as defined by the standard that allows an entity not to reassess:
1.whether expired or existing contracts contain leases under the new definition of a lease;
2.lease classification for expired or existing leases; and
3.whether previously capitalized initial direct costs would qualify for capitalization under Topic 842.
Additionally, the Company elected the permitted practical expedient to use hindsight in determining the lease term under the new standard and the practical expedient related to land easements, allowing us to carry forward our accounting treatment for land easements under existing agreements.
The most significant change from adopting the new standard involved recognizing ROU assets and lease liabilities for operating leases which resulted in a material impact to our consolidated balance sheet. As of the adoption date, we recognized ROU assets in the amount of $7.4 billion and related liabilities in current liabilities of $1.8 billion and a long-term lease liability in the amount of $6.3 billion. This impact is inclusive of the following:

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.the recognition of the lease liability and ROU assets for operating leases that were not previously recorded. The ROU asset was adjusted for recognized balances associated with operating leases, including prepaid and deferred rent, cease-use liabilities and favorable or unfavorable intangible assets; and
2.the impact of our election to apply hindsight in determining the lease term, such that our lease liability generally only includes payments for the initial non-cancelable lease term.
As the Company has elected the modified retrospective transition method, any assets and liabilities that were recognized solely as a result of a transaction where the Company was the deemed owner during construction were derecognized at transition for completed construction sites. The Company funded construction costs for a certain population of owner during construction cell sites (ODC sites). These costs were concluded to be prepaid lease payments; consequently, such amounts were carried over at their depreciated balance of approximately $0.6 billion and included in the associated finance lease ROU assets, which is included within "Property, Plant and Equipment, net" in the consolidated balance sheets. The remaining lease obligations for these ODC sites were immaterial.
Additionally, the Company is party to several leaseback arrangements. Under the transition provision of Topic 842, we were required to reassess the previously failed sale-leasebacks of certain Sprint-owned wireless communication tower sites and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and the new leasing standard and whether a sale should be recognized. We concluded that a sale should be recognized for the approximately 1,750 remaining tower sites transferred to a third-party under an agreement that closed in 2008. Upon adoption on April 1, 2019, we derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these previously failed sale-leaseback tower sites and recognized a lease liability and ROU asset for the leaseback of the tower sites. The impacts from the change in accounting conclusion are a decrease to accumulated deficit of $104 million, a decrease in liabilities of $108 million and a decrease in property, plant and equipment, net of $4 million upon transition to Topic 842.
For lease arrangements where we are the lessor, the adoption of the standard did not have a material impact. While the standard modifies the classification and accounting for sales-type and direct finance leases, substantially all of the Company's current handset leases are classified as operating leases. If terms remain consistent with the Company’s current leasing program, we do not expect material sales-type or direct financing leases in future periods.
The cumulative after-tax effect of the changes made to our consolidated balance sheet for the adoption of Topic 842 effective for the Company on April 1, 2019 were as follows:

	March 31, 2019	Effects of the adoption of Topic 842	April 1, 2019
	(in millions)
ASSETS
Current assets:
Prepaid expenses and other current assets	$1,289	$(111)	$1,178
Property, plant and equipment	41,740	(31)	41,709
Accumulated depreciation	(20,539)	27	(20,512)
Property, plant and equipment, net	21,201	(4)	21,197
Operating lease right-of-use assets	—	7,358	7,358
Definite-lived intangible assets, net	1,769	(119)	1,650
Other assets	1,118	(1)	1,117
LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and other current liabilities	$3,597	$(178)	$3,419
Current operating lease liabilities	—	1,813	1,813
Current portion of long-term debt, financing and finance lease obligations	4,557	(43)	4,514
Long-term debt, financing and finance lease obligations	35,366	(67)	35,299
Long-term operating lease liabilities	—	6,263	6,263
Deferred tax liabilities	7,556	46	7,602
Other liabilities	3,437	(873)	2,564
Stockholders' equity:
(Accumulated deficit) retained earnings	(1,883)	162	(1,721)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In June 2018, the FASB issued authoritative guidance regarding Compensation - Stock Compensation, which expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. The Company adopted this standard on April 1, 2019 with no impact to our consolidated financial statements at the date of adoption.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued authoritative guidance regarding Financial Instruments - Credit Losses and has subsequently modified several areas of the standard in order to provide additional clarity and improvements. The new standard requires entities to use a Current Expected Credit Loss impairment model based on expected losses rather than incurred losses. Under this model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost within the scope of the standard. The entity's estimate would consider relevant information about past events, current conditions and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses. The standard will be effective for the Company's fiscal year beginning April 1, 2020, including interim reporting periods therein, and will require a cumulative effect adjustment to the opening balance of retained earnings in the period in which the guidance is effective. We are currently in the process of developing an expected credit loss model and have not yet determined the impact of the new credit loss standard on our consolidated financial statements.
In August 2018, the FASB issued authoritative guidance regarding Fair Value Measurement: Disclosure Framework, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The standard will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In August 2018, the FASB issued authoritative guidance regarding Intangibles - Goodwill and Other - Internal-Use Software, which aligns the requirements for a customer to capitalize implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In December 2019, the FASB issued authoritative guidance regarding Income Taxes, which removes certain exceptions and simplifies the accounting for income taxes by clarifying and amending existing guidance. This standard is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Note 3.Installment Receivables
Certain subscribers have the option to pay for their devices in installments, generally up to a 24-month period. Short-term installment receivables are recorded in "Accounts and notes receivable, net" and long-term installment receivables are recorded in "Other assets" in the consolidated balance sheets.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the installment receivables:

	December 31, 2019	March 31, 2019
	(in millions)
Installment receivables, gross	$1,578	$1,212
Deferred interest	(84)	(71)
Installment receivables, net of deferred interest	1,494	1,141
Allowance for credit losses	(244)	(215)
Installment receivables, net	$1,250	$926

Classified in the consolidated balance sheets as:
Accounts and notes receivable, net	$951	$679
Other assets	299	247
Installment receivables, net	$1,250	$926
The balance and aging of installment receivables on a gross basis by credit category were as follows:

	December 31, 2019			March 31, 2019
	Prime	Subprime	Total	Prime	Subprime	Total
	(in millions)			(in millions)
Unbilled	$856	$612	$1,468	$667	$459	$1,126
Billed - current	53	31	84	43	22	65
Billed - past due	11	15	26	10	11	21
Installment receivables, gross	$920	$658	$1,578	$720	$492	$1,212
Activity in the deferred interest and allowance for credit losses for the installment receivables was as follows:

	Nine Months Ended	Twelve Months Ended
	December 31, 2019	March 31, 2019
	(in millions)
Deferred interest and allowance for credit losses, beginning of period	$286	$323
Adjustment to deferred interest on short- and long-term installment receivables due to adoption of revenue recognition standard on April 1, 2018	—	(50)
Bad debt expense	142	116
Write-offs, net of recoveries	(114)	(118)
Change in deferred interest on short- and long-term installment receivables	14	15
Deferred interest and allowance for credit losses, end of period	$328	$286

Note 4.Financial Instruments
The Company carries certain assets and liabilities at fair value. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows: quoted prices in active markets for identical assets or liabilities; observable inputs other than the quoted prices in active markets for identical assets and liabilities; and unobservable inputs for which there is little or no market data, which require the Company to develop assumptions of what market participants would use in pricing the asset or liability.
The carrying amount of cash equivalents, accounts and notes receivable, and accounts payable approximates fair value. Short-term investments are recorded at amortized cost and the respective carrying amounts approximate the fair value that would be determined primarily using quoted prices in active markets. As of December 31, 2019 and March 31, 2019, short-term investments consisted of $62 million and $67 million of commercial paper, respectively. The fair value of marketable equity securities as of December 31, 2019 was immaterial. The fair value of marketable equity securities, totaling $1 million as of March 31, 2019, is measured on a recurring basis using quoted prices in active markets. Current and long-term debt inclusive of our other financings are carried at amortized cost.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Debt for which estimated fair value is determined based on unobservable inputs primarily represents borrowings under our secured equipment credit facilities, and sales of receivables under our Accounts Receivable Facility (Receivables Facility). See Note 8. Long-Term Debt, Financing and Finance Lease Obligations for additional information. The carrying amounts associated with these borrowings approximate fair value.
The estimated fair value of the majority of our current and long-term debt, excluding our secured equipment credit facilities, and sold wireless service, installment billing and future receivables is determined based on quoted prices in active markets or by using other observable inputs that are derived principally from, or corroborated by, observable market data.
The following table presents carrying amounts and estimated fair values of current and long-term debt and financing obligations:

	Carrying amount at December 31, 2019	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$37,736	$35,951	$—	$4,150	$40,101

	Carrying amount at March 31, 2019	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$40,193	$36,642	$197	$3,970	$40,809

Note 5.Property, Plant and Equipment
Property, plant and equipment consists primarily of network equipment, leased devices and other long-lived assets used to provide service to our subscribers. Non-cash accruals included in property, plant and equipment (excluding leased devices) totaled $1.0 billion as of December 31, 2019 and 2018.
The following table presents the components of property, plant and equipment and the related accumulated depreciation:

	December 31, 2019	March 31, 2019
	(in millions)
Land	$105	$246
Network equipment, site costs and related software	25,373	24,967
Buildings and improvements	444	856
Leased devices, non-network internal use software, office equipment and other	12,269	12,627
Construction in progress	2,628	3,044
Less: accumulated depreciation	(19,992)	(20,539)
Property, plant and equipment, net	$20,827	$21,201
Network equipment, site costs and related software includes switching equipment, cell site towers, site development costs, radio frequency equipment, network software, digital fiber optic cable, transport facilities and transmission-related equipment. Also included within this component are finance lease ROU assets, which primarily consist of prepayments of site rental costs for ODC site leases with an immaterial remaining lease obligation. Buildings and improvements principally consist of owned general office facilities, retail stores and leasehold improvements. Leased devices, non-network internal use software, office equipment and other primarily consists of leased devices, furniture, information technology systems, and equipment and vehicles. Construction in progress, which is not depreciated until placed in service, primarily includes materials, transmission and related equipment, labor, engineering, site development costs, interest and other costs relating to the construction and development of our network.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Sprint offers a leasing program to its customers whereby qualified subscribers can lease a device for a contractual period of time. At the end of the lease term, the subscriber has the option to return the device, continue leasing the device, or purchase the device. As of December 31, 2019, substantially all of our device leases were classified as operating leases. Purchases of leased devices are reported as cash outflows for "Capital expenditures - leased devices" in the consolidated statements of cash flows. The devices are then depreciated using the straight-line method to their estimated residual value generally over the term of the lease.
The following table presents leased devices and the related accumulated depreciation:

	December 31, 2019	March 31, 2019
	(in millions)
Leased devices	$10,591	$10,972
Less: accumulated depreciation	(3,843)	(4,360)
Leased devices, net	$6,748	$6,612
During the nine-month periods ended December 31, 2019 and 2018, we had non-cash transfers of returned leased devices from property, plant and equipment to device and accessory inventory at the lower of net book value or their estimated fair value of $888 million and $645 million, respectively. Non-cash accruals included in leased devices totaled $175 million and $264 million as of December 31, 2019 and 2018, respectively.
During the three- and nine-month periods ended December 31, 2019 and 2018, we recorded $227 million, $692 million, $299 million and $642 million, respectively, of loss on disposal of property, plant and equipment, net of recoveries. Net losses that resulted from the write-off of leased devices were primarily associated with lease cancellations prior to the scheduled customer lease terms where customers did not return the devices to us. Such losses were the primary driver of the loss on disposal of property, plant and equipment, net of recoveries, and were $201 million, $666 million, $182 million and $457 million for the three- and nine-month periods ended December 31, 2019 and 2018, respectively, and are included in "Cost of equipment rentals" in our consolidated statements of comprehensive (loss) income. Additionally, during the nine-month period ended December 31, 2019, we recorded $26 million of losses primarily related to network assets that are no longer recoverable as a result of changes in our network plans, which are included in "Other, net" in our consolidated statements of comprehensive (loss) income. During the three- and nine-month periods ended December 31, 2018, we recorded $117 million and $185 million, respectively, of losses primarily related to cell site construction costs and other network costs that are no longer recoverable as a result of changes in our network plans, which are included in "Other, net" in our consolidated statements of comprehensive (loss) income.
On June 27, 2019, the Company entered into a sale and leaseback agreement for our Overland Park, Kansas campus. The Company determined that the asset should be classified as held-for-sale as of June 30, 2019 and measured at the lower of its carrying amount or fair value less cost to sell resulting in the recognition of a non-cash impairment of approximately $207 million included in "Other, net" within the consolidated statements of comprehensive (loss) income. On July 9, 2019, the sale closed resulting in the derecognition of the campus assets and the leaseback began.

Note 6.Intangible Assets
Indefinite-Lived Intangible Assets
Our indefinite-lived intangible assets consist of FCC licenses, which were acquired primarily through FCC auctions and business combinations, certain of our trademarks, and goodwill. At December 31, 2019, we held 800 MHz, 1.9 GHz and 2.5 GHz FCC licenses authorizing the use of radio frequency spectrum to deploy our wireless services. As long as the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal cost. Accordingly, we have concluded that FCC licenses are indefinite-lived intangible assets. Our Sprint and Boost Mobile trademarks have also been identified as indefinite-lived intangible assets. Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following provides the activity of indefinite-lived intangible assets within the consolidated balance sheets:

	March 31, 2019	Net Additions	December 31, 2019
	(in millions)
FCC licenses	$37,430	$27	$37,457
Trademarks	4,035	—	4,035
Goodwill(1)	4,598	—	4,598
	$46,063	$27	$46,090
_________________
(1) Through March 31, 2019 accumulated impairment losses for goodwill were $2.0 billion. There were no additional accumulated impairment losses for the nine-month period ended December 31, 2019.
Assessment of Impairment
Our annual impairment testing date for goodwill and indefinite-lived intangible assets is January 1 of each year; however, we test for impairment between our annual tests if an event occurs or circumstances change that indicate that the asset may be impaired, or in the case of goodwill, that the fair value of the reporting unit is below its carrying amount. Our most recent test for impairment of goodwill was completed at January 1, 2019 and we concluded that the carrying value of the Wireless reporting unit exceeded its estimated fair value by $2.0 billion. As a result, a goodwill impairment charge was recorded in our consolidated statements of operations for the year ended March 31, 2019. During the nine-month period ended December 31, 2019, we did not record any further impairment to goodwill, nor did we record any impairment to other indefinite-lived intangible assets.
The determination of fair value requires considerable judgment and is highly sensitive to changes in underlying assumptions. Consequently, there can be no assurance that the estimates and assumptions made for the purposes of the goodwill, spectrum licenses, and Sprint and Boost Mobile trade names impairment tests will prove to be an accurate prediction of the future. It is possible that business conditions could further deteriorate. Sustained declines in the Company’s operating results, number of wireless subscribers, future forecasted cash flows, growth rates and other assumptions, as well as significant, persistent declines in the Company’s stock price and related market capitalization could impact the underlying key assumptions and our estimated fair values, potentially leading to an additional future material impairment of goodwill or other indefinite-lived intangible assets. In the event the merger contemplated by the Business Combination Agreement discussed previously is not consummated, there may be additional impairments that could be material to our financial statements depending on, among other things, the manner in which we conduct business in the future.
Intangible Assets Subject to Amortization
Customer relationships are amortized using the sum-of-the-months' digits method, while all other definite-lived intangible assets are amortized using the straight-line method over the estimated useful lives of the respective assets. We reduce the gross carrying value and associated accumulated amortization when specified intangible assets become fully amortized. Amortization expense related to favorable spectrum is recognized in "Cost of services" in our consolidated statements of comprehensive (loss) income.
During the three-month period ended December 31, 2019, Sprint revised the remaining amortization period for the intangible assets associated with the Company’s right to use the Virgin trademark as a result of the Company’s decisions to discontinue its Virgin Mobile services and to notify Virgin Enterprises Limited that the agreement providing for such use would not be renewed. As a result of the prospective revision in estimated life, the Company recognized $381 million in additional amortization expense during the three- and nine-month periods ended December 31, 2019 compared to amounts that would have been recorded had the asset life not been revised. The effect of this change on basic and diluted earnings per share, net of tax for the three- and nine-month periods ended December 31, 2019 was $0.07 per share.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		December 31, 2019			March 31, 2019
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
		(in millions)
Customer relationships	5 to 8 years	$6,563	$(6,321)	$242	$6,563	$(6,029)	$534
Other intangible assets:
Favorable spectrum leases	23 years	802	(215)	587	763	(150)	613
Favorable tower leases(1)	—	—	—	—	335	(215)	120
Trademarks	< 1 year	520	(482)	38	520	(89)	431
Other(2)	10 years	117	(66)	51	137	(66)	71
Total other intangible assets		1,439	(763)	676	1,755	(520)	1,235
Total definite-lived intangible assets		$8,002	$(7,084)	$918	$8,318	$(6,549)	$1,769

_________________
(1) During the three-month period ended June 30, 2019, the Company adopted the new leasing standard and as a result, favorable tower leases were reclassed to ROU assets on the consolidated balance sheets. See Note 2. New Accounting Pronouncements and Note 7. Leases for further information.
(2) During the three-month period ended December 31, 2019, we recognized $19 million of asset impairment charges primarily related to an inbound roaming arrangement with a third party in Puerto Rico.

Note 7.Leases
Leases (Topic 842) Disclosures
Lessee
We have operating and finance leases as a lessee for network equipment, cell sites, co-locations, dark fiber, office buildings, retail stores and kiosks, fleet vehicles, switch sites/points of presence, and office equipment and furniture. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Our leases have remaining lease terms of 1 to 20 years, some of which may include options to extend the leases for up to 20 years, and some of which may include options to terminate the leases within one year. Network equipment typically has initial non-cancelable terms of five to ten years with similar renewal options; however, extensions longer than ten years do occur. Cell sites generally have an initial non-cancelable lease term of five years with one to four renewal options to extend the lease in five-year increments. Retail stores generally have an initial non-cancelable lease term ranging from three to ten years with renewal options in five-year increments. Fleet vehicles generally have an initial non-cancelable lease term of three years with monthly renewal options to extend the lease. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Our lease term for accounting purposes is generally the initial non-cancelable lease term. We recognize lease expense for operating leases and amortization expense on finance leases on a straight-line basis over the lease term.
We determine if an arrangement is a lease at contract inception. A contract is or contains a lease if the contract conveys the right to control the identified asset for a period of time in exchange for consideration. The right to control an asset is defined as the right to obtain substantially all of the economic benefits from the use of the identified asset and includes the right to direct the use of the identified asset. Identified assets are either explicitly specified in the contract or are implicitly identified. Implicit identification includes a lease provision where a space or dimension is defined in the contract. This provision becomes explicit when equipment is physically placed on the respective space.
For those identified leases, the Company records them on the balance sheet as ROU assets and corresponding lease liabilities. ROU assets represent our right to use an underlying asset for the lease term, and the lease liability represents our obligation to make lease payments arising from the lease. Finance leases have historically been recorded in "Property, plant and equipment, net" in the consolidated balance sheets. Under the new standard, finance lease assets for ODC sites are included in the ROU asset account within "Property, plant and equipment, net" in the consolidated balance sheets. The lease liabilities for these ODC sites are immaterial. The ROU asset and lease liability for operating leases are initially measured and recorded at the present value of the expected future lease payments at contract commencement or modification. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
measured at amortized cost using the effective interest method. As of December 31, 2019 and April 1, 2019, ROU assets for the ODC sites recorded under finance leases were $612 million and $613 million, respectively, and accumulated depreciation associated with these ODC sites were $113 million and $58 million, respectively.
The Company's lease portfolio is broad. Some leases include real estate taxes, common area maintenance, and management fees in the annual rental payments, while in other leases these amounts are charged separately. For all asset classes where the Company is the lessee, other than the ODC sites portfolio, we have elected to not separate lease and non-lease components within a contract as defined under the new standard. Therefore, separate lease and non-lease components are accounted for as a single lease component. The ODC site leases represent a separate underlying asset group for which all the identified leases were classified as finance leases. For this asset class, Sprint did not elect to combine the components of the contracts and, instead, accounts for lease and non-lease components separately.
We utilize the Company's estimated incremental borrowing rate to discount future payments in the calculation of the lease liability and ROU asset. The Company determines the rates using a portfolio approach based on our current secured borrowings in order to approximate the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collaterized basis for a term similar to the lease term. The Company updates the rate monthly for new or modified leases.
Operating lease costs are recognized on the income statement on a straight-line basis over the lease term, with operating lease costs being recorded to cost of services or selling, general and administrative expense based on the primary use of the leased asset. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Finance lease costs are recorded to depreciation expense, and interest expense is recognized using the effective interest rate method and included in interest expense in our consolidated statements of comprehensive (loss) income. Certain of our leases may require variable lease payments based on external indicators, including real estate taxes, common area charges and utility usage. These variable rent payments for both operating and finance leases are not included in the measurement of the lease liability and are expensed in the period incurred.
In 2005, Sprint entered into a lease leaseback arrangement with a third party that was subsequently acquired by Crown Castle International (CCI) whereby the third party would lease from us approximately 5,700 cell sites, which included the towers and related assets under a Master Lease (Master Lease Sites) and otherwise manage another 970 sites until which time those sites may be leased to CCI (Managed Sites). The term of the arrangement was 32 years and provides no renewal options. Sprint leases back space on certain of these towers. For those Master Lease Sites, CCI has assumed all rights and obligations that arise under the ground leases. As Sprint is only contingently liable for future ground lease payments for these sites, obligations for these ground leases are not included in Sprint’s operating lease liabilities. For those Managed Sites, while CCI is required to make all cash payments to the landlord during the term of the arrangement, Sprint was not relieved of the primary obligation under the ground leases. Obligations during the term of the arrangement for these ground leases are included in operating lease liabilities of approximately $207 million as of both December 31, 2019 and April 1, 2019. Additionally, because Sprint has no future cash payments under these leases, they have been excluded from the tabular disclosures on weighted average remaining lease term and discount rate.
The components of lease expense were as follows:

	Three Months Ended	Nine Months Ended
	December 31, 2019	December 31, 2019
	(in millions)
Operating lease expense	$545	$1,622
Finance lease expense:
Amortization of right-to-use assets	18	55
Interest on lease liabilities	1	2
Total finance lease expense	19	57
Variable lease expense	23	65
Total lease expense	$587	$1,744

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The supplemental components of cash flows were as follows:

	Three Months Ended	Nine Months Ended
	December 31, 2019	December 31, 2019
	(in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$2	$5
Operating cash flows from operating leases	579	1,756
Financing cash flows from finance leases	1	2
Total cash paid for amounts included in the measurement of lease liabilities	$582	$1,763
Non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for lease obligations	$262	$643
Information relating to the lease term and discount rate excluding the Managed Sites is as follows:

Nine Months Ended
December 31, 2019
Weighted average remaining lease term (years)
Operating leases	4.9
Weighted average remaining discount rate
Operating leases	6.0%
Maturities of operating lease liabilities as of December 31, 2019 were as follows:

(in millions)
Remainder of fiscal year ending March 31, 2020	$540
Fiscal year ending March 31, 2021	2,234
Fiscal year ending March 31, 2022	1,721
Fiscal year ending March 31, 2023	1,212
Fiscal year ending March 31, 2024	848
Thereafter	2,065
Total lease payments	8,620
Less imputed interest	(1,340)
Total	$7,280
Lessor
Substantially all leases where the Company is the lessor are classified as operating leases under the previous literature. Due to the Company’s election of the various practical expedients, we did not reassess the lease classification of existing leases upon adoption of Topic 842. The Company will continue to recognize the underlying asset and recognize lease income over the lease term. As of April 1, 2019, an immaterial amount of our handset leases met the criteria to be classified as direct financing or sales-type leases under the previous literature. We do not expect a material amount of new leases to be classified as direct financing or sales-type leases subsequent to adoption of Topic 842 if terms remain consistent with the Company’s current leasing program.
For handset leases, we separate lease and non-lease components within a contract as defined under Topic 842. The total consideration in the contract is allocated to each separate lease component and non-lease component based on each component's relative selling price, using observable standalone prices, or by maximizing other observable information. Each lease component is accounted for separately from the non-lease components of a contract.
The term of our handset leases are generally 18 months, and the customer is able to extend the lease on a month-to-month basis after the initial lease term. There is no early termination option; if the customer exits the service agreement early the remaining lease payments become immediately payable at that point. At the termination or expiration of a customer lease, the customer may purchase the leased device or return the device to the Company. As of December 31, 2019 and April 1, 2019, our estimated residual value of handsets under current operating leases was approximately $3.7 billion and $3.2 billion, respectively.
Accounting for device leases involves specific determinations under applicable lease accounting standards. These determinations affect the timing of revenue recognition and the timing and classification of the related cost of the device. If a lease is classified as an operating lease, revenue is recognized ratably over the lease term and the leased asset is included in

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
"Property, plant and equipment, net" in the consolidated balance sheets and depreciated to its estimated residual value generally over the lease term. If the lease is classified as a sales-type lease, revenue is recognized at the commencement of the lease with a corresponding charge to cost of equipment sales. If the lease is classified as a direct-financing lease, there is no related revenue or cost of equipment sales recorded and the net investment in a leased asset is reported. The critical elements that we consider in determining the classification of our leased devices are the economic life and the fair value of the device, including the estimated residual value. For the purposes of assessing the economic life of a device, we consider both internal and external datasets including, but not limited to, the length of time subscribers use our devices, sales trends post launch, and transactions in the secondary market as there is currently a significant after-market for used wireless devices.
Adjustments to residual values of leased devices are recognized as a revision in depreciation estimates. We estimate that a 10% increase or decrease in the estimated residual values of devices under operating leases at December 31, 2019 would not have a material effect on depreciation expense over the next twelve months. For the quarter-ended December 31, 2019, the effects of changes in the estimated residual value of devices currently under operating leases have been immaterial.
Leases (Topic 840) Disclosures
As the result of adopting Topic 842 using the modified retrospective transition method, we did not restate the periods prior to the adoption date of April 1, 2019. These periods continue to be presented in accordance with Topic 840. See Note 2. New Accounting Pronouncements for further information.
Lessee
As of March 31, 2019, the minimum estimated amounts due under operating leases and capital leases were as follows:

Future Minimum Commitments	Operating Leases	Capital Leases and Financing Obligations
	(in millions)
Fiscal year ending March 31, 2020	$2,277	$262
Fiscal year ending March 31, 2021	2,199	150
Fiscal year ending March 31, 2022	1,793	92
Fiscal year ending March 31, 2023	1,358	44
Fiscal year ending March 31, 2024	1,039	12
Thereafter	3,101	—
Total lease payments	$11,767	$560
Operating Leases
Our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, information technology and network equipment and office space. Total rental expense was $2.8 billion, $2.7 billion, and $3.1 billion, for the years ended March 31, 2019, 2018 and 2017, respectively.
Tower Financing
During 2008, we sold and subsequently leased back approximately 3,000 cell sites, of which approximately 1,750 remained as of March 31, 2019. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites were previously reported as part of "Property, plant and equipment, net" in our consolidated balance sheets due to our continued involvement with the property sold, and the transaction was accounted for as a financing. The financing obligation as of March 31, 2019 was $109 million.
Upon adoption of the new leasing standard, we were required to reassess the previously failed sale-leasebacks and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and whether a sale should be recognized. We concluded that a sale had occurred and therefore, we derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these sites as part of the cumulative effect adjustment on April 1, 2019.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 8.Long-Term Debt, Financing and Finance Lease Obligations

	Interest Rates			Maturities			December 31, 2019	March 31, 2019
							(in millions)
Notes
Senior notes
Sprint Corporation	7.13	-	7.88%	2021	-	2026	$12,000	$12,000
Sprint Communications, Inc.	6.00	-	11.50%	2020	-	2022	4,780	4,780
Sprint Capital Corporation	6.88	-	8.75%	2028	-	2032	4,475	6,204
Senior secured notes
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC	3.36	-	5.15%	2021	-	2028	5,469	6,125
Guaranteed notes
Sprint Communications, Inc.	7.00%			2020			1,000	1,000
Credit facilities
Secured revolving bank credit facility	4.06%			2021			—	—
Secured term loans	4.31	-	4.81%	2024			5,870	5,915
PRWireless term loan	7.35%			2020			—	198
Export Development Canada (EDC)	4.31%			2019			—	300
Secured equipment credit facilities	3.14	-	3.86%	2021	-	2022	505	661
Accounts receivable facility	2.89	-	3.09%	2021			3,310	2,607
Financing obligations, finance lease and other obligations	2.62	-	12.00%	2020	-	2026	349	538
Net premiums and debt financing costs							(371)	(405)
							37,387	39,923
Less current portion							(3,880)	(4,557)
Long-term debt, financing and finance lease obligations							$33,507	$35,366
 As of December 31, 2019, Sprint Corporation, had $12.0 billion in aggregate principal amount of senior notes outstanding. In addition, as of December 31, 2019, the outstanding principal amount of the senior notes issued by Sprint Communications and Sprint Capital Corporation, the guaranteed notes issued by Sprint Communications, Sprint Communications' secured term loans and secured revolving bank credit facility, the secured equipment credit facilities, the Receivables Facility, and certain other obligations collectively totaled $20.1 billion in principal amount of our long-term debt. Sprint Corporation fully and unconditionally guaranteed such indebtedness, which was issued by 100% owned subsidiaries. Although certain financing agreements restrict the ability of Sprint Communications and its subsidiaries to distribute cash to Sprint Corporation, the ability of the subsidiaries to distribute cash to their respective parents, including to Sprint Communications, generally is not restricted.
Cash interest payments, net of amounts capitalized of $52 million and $54 million, totaled $1.7 billion and $1.9 billion during the nine-month periods ended December 31, 2019 and 2018, respectively.
Notes
As of December 31, 2019, our outstanding notes consisted of senior notes and guaranteed notes, all of which are unsecured, as well as senior secured notes associated with our spectrum financing transactions. Cash interest on all of the notes is payable semi-annually in arrears with the exception of the spectrum financing senior secured notes, which is payable quarterly. As of December 31, 2019, $27.7 billion aggregate principal amount of the notes was redeemable at the Company's discretion at the then-applicable redemption prices plus accrued interest.
As of December 31, 2019, $23.2 billion aggregate principal amount of our senior notes, senior secured notes, and guaranteed notes provided holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in the applicable indentures and supplemental indentures) occurs. In May 2018, we successfully completed consent solicitations with respect to certain series of Sprint Corporation, Sprint Communications, and Sprint Capital Corporation senior notes. As a result of the Sprint Corporation and Sprint Communications consent solicitations, the proposed merger transaction with T-Mobile, if consummated, will not constitute a change of control as defined in the applicable indentures governing the notes.
In May 2019, Sprint Capital Corporation retired $1.7 billion aggregate principal amount upon maturity of its

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
outstanding 6.900% Senior Notes.
Spectrum Financings
In October 2016, certain subsidiaries of Sprint Communications, which were not "Restricted Subsidiaries" under Sprint Capital Corporation's indentures, transferred certain directly held and third-party leased spectrum licenses (collectively, Spectrum Portfolio) to wholly-owned bankruptcy-remote special purpose entities (collectively, Spectrum Financing SPEs). The Spectrum Portfolio, which represented approximately 14% of Sprint's total spectrum holdings on a MHz-pops basis, was used as collateral to raise an initial $3.5 billion in senior secured notes (2016 Spectrum-Backed Notes) bearing interest at 3.36% per annum under a $7.0 billion securitization program. The 2016 Spectrum-Backed Notes are repayable over a five-year term, with interest-only payments over the first four quarters and amortizing quarterly principal payments thereafter commencing December 2017 through September 2021. During the nine-month period ended December 31, 2019, we made scheduled principal repayments of $656 million, resulting in a total principal amount outstanding related to the 2016 Spectrum-Backed Notes of $1.5 billion as of December 31, 2019, of which $875 million was classified as "Current portion of long-term debt, financing and finance lease obligations" in the consolidated balance sheets.
In March 2018, we amended the transaction documents governing the securitization program to allow for the issuance of more than $7.0 billion of notes outstanding pursuant to the securitization program subject to certain conditions, which, among other things, may require the contribution of additional spectrum. Also, in March 2018, we issued approximately $3.9 billion in aggregate principal amount of senior secured notes under the existing $7.0 billion securitization program, consisting of two series of senior secured notes. The first series of notes totaled $2.1 billion in aggregate principal amount, bears interest at 4.738% per annum, have quarterly interest-only payments until June 2021, and amortizing quarterly principal amounts thereafter commencing in June 2021 through March 2025. The second series of notes totaled approximately $1.8 billion in aggregate principal amount, bears interest at 5.152% per annum, have quarterly interest-only payments until June 2023, and amortizing quarterly principal amounts thereafter commencing in June 2023 through March 2028. The Spectrum Portfolio, which also serves as collateral for the 2016 Spectrum-Backed Notes, remains substantially identical to the original portfolio from October 2016.
Simultaneously with the October 2016 offering, Sprint Communications entered into a long-term lease with the Spectrum Financing SPEs for the ongoing use of the Spectrum Portfolio. The spectrum lease is accounted for as an executory contract. Sprint Communications is required to make monthly lease payments to the Spectrum Financing SPEs at a market rate. The lease payments, which are guaranteed by Sprint Corporation and certain subsidiaries (none of which are "Restricted Subsidiaries" under Sprint Capital Corporation's indentures) of Sprint Communications (and are secured together with the obligations under another transaction document by substantially all of the assets of such entities on a pari passu basis up to an aggregate cap of $3.5 billion with the grant of security under the secured term loan and revolving bank credit facility and EDC (as defined below) agreement), are sufficient to service all outstanding series of the senior secured notes and the lease also constitutes collateral for the senior secured notes. Because the Spectrum Financing SPEs are wholly-owned Sprint subsidiaries, these entities are consolidated and all intercompany activity has been eliminated.
Each Spectrum Financing SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the Spectrum Financing SPEs, to be satisfied out of the Spectrum Financing SPEs' assets prior to any assets of the Spectrum Financing SPEs becoming available to Sprint. Accordingly, the assets of the Spectrum Financing SPEs are not available to satisfy the debts and other obligations owed to other creditors of Sprint until the obligations of the Spectrum Financing SPEs under the spectrum-backed senior secured notes are paid in full.
In June 2018, we obtained consent under the spectrum-backed senior secured notes indenture to amend the indenture such that the proposed merger transaction with T-Mobile, if consummated, will not constitute a change of control as defined in the indenture.
Credit Facilities
Secured Term Loan and Revolving Bank Credit Facility
On February 3, 2017, we entered into a $6.0 billion credit agreement, consisting of a $4.0 billion, seven-year secured term loan (Initial Term Loan) that matures in February 2024 and a $2.0 billion secured revolving bank credit facility that expires in February 2021. As of December 31, 2019, $116 million in letters of credit were outstanding under the secured

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
revolving bank credit facility, including the letter of credit required by the Report and Order. See Note 12. Commitments and Contingencies for additional information. As a result of the outstanding letters of credit, which directly reduce the availability of borrowings, the Company had approximately $1.9 billion of borrowing capacity available under the secured revolving bank credit facility as of December 31, 2019. The bank credit facility requires a ratio (Leverage Ratio) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items, as defined by the bank credit facility (adjusted EBITDA), not to exceed 3.75 to 1.0 through the fiscal quarter ending December 31, 2019. The Leverage Ratio must not exceed 3.5 to 1.0 for the fiscal quarter ended March 31, 2020 and each fiscal quarter ending thereafter through expiration of the facility. The Initial Term Loan has an interest rate equal to LIBOR plus 250 basis points and the secured revolving bank credit facility has an interest rate equal to LIBOR plus a spread that varies depending on the Leverage Ratio. During the nine-month period ended December 31, 2019, we made principal repayments on the Initial Term Loan totaling $30 million resulting in a total principal amount outstanding for the Initial Term Loan of $3.9 billion as of December 31, 2019.
In consideration of the Initial Term Loan, we entered into a five-year fixed-for-floating interest rate swap on a $2.0 billion notional amount that has been designated as a cash flow hedge. The effective portion of changes in fair value are recorded in "Other comprehensive (loss) income" in the consolidated statements of comprehensive (loss) income and the ineffective portion, if any, is recorded as "Interest expense" in current period earnings in the consolidated statements of comprehensive (loss) income. The fair value of the interest rate swap was a liability of $17 million and an asset of $13 million as of December 31, 2019 and March 31, 2019, respectively, which was recorded in "Other liabilities" and "Other assets," respectively, in the consolidated balance sheets.
On November 26, 2018, the credit agreement was amended to, among other things, authorize incremental secured term loans (Incremental Term Loans) totaling $2.0 billion, of which $1.1 billion was borrowed. On February 26, 2019, the remaining $900 million was borrowed. The Incremental Term Loans mature in February 2024, have interest rates equal to LIBOR plus 300 basis points and increased the total credit facility to $8.0 billion.
PRWireless Term Loan
During the three-month period ended December 31, 2017, Sprint and PRWireless PR, Inc. completed a transaction to combine their operations in Puerto Rico and the U.S. Virgin Islands into a new joint venture. Prior to the formation of the new entity, PRWireless PR, Inc. had incurred debt under a secured term loan, which became debt of the new entity upon the transaction close. On November 1, 2019, the Company prepaid the total principal amount outstanding of $199 million under the PRWireless term loan previously due in June 2020.
EDC Agreement
Through September 15, 2019, the Company had amounts outstanding under the EDC agreement, which provided for security and covenant terms similar to our secured term loan and revolving bank credit facility. On September 16, 2019, the Company prepaid the total principal amount outstanding under the EDC facility of $300 million previously due in December 2019.
Secured Equipment Credit Facilities
Finnvera plc (Finnvera)
The Finnvera secured equipment credit facility provided for the ability to finance network equipment-related purchases from Nokia Solutions and Networks US LLC, USA. During the nine-month period ended December 31, 2019, we made principal repayments totaling $54 million on the facility resulting in a total principal amount of $38 million outstanding as of December 31, 2019.
K-sure
The K-sure secured equipment credit facility provides for the ability to finance network equipment-related purchases from Samsung Telecommunications America, LLC. During the nine-month period ended December 31, 2019, we drew $96 million and made principal repayments totaling $159 million on the facility, resulting in a total principal amount of $387 million outstanding as of December 31, 2019.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Delcredere | Ducroire (D/D)
The D/D secured equipment credit facility provided for the ability to finance network equipment-related purchases from Alcatel-Lucent USA Inc. During the nine-month period ended December 31, 2019, we made principal repayments totaling $39 million on the facility resulting in a total principal amount of $80 million outstanding as of December 31, 2019.
Borrowings under the Finnvera, K-sure and D/D secured equipment credit facilities are each secured by liens on the respective network equipment purchased. In addition, repayments of outstanding amounts borrowed under the secured equipment credit facilities cannot be redrawn. Each of these facilities is fully and unconditionally guaranteed by both Sprint Communications and Sprint Corporation. As of December 31, 2019, the K-sure facility, the Finnvera and D/D facilities had no available borrowing capacity. The secured equipment credit facilities have certain key covenants similar to those in our secured term loan and revolving bank credit facility.
Accounts Receivable Facility
Transaction Overview
Our Receivables Facility provides us the opportunity to sell certain wireless service receivables, installment receivables, and future amounts due from customers who lease certain devices from us to unaffiliated third parties (the Purchasers). The maximum funding limit under the Receivables Facility is $4.5 billion. While we have the right to decide how much cash to receive from each sale, the maximum amount of cash available to us varies based on a number of factors and, as of December 31, 2019, represents approximately 51% of the total amount of the eligible receivables sold to the Purchasers. As of December 31, 2019, the total amount outstanding under our Receivables Facility was $3.3 billion and the total amount available to be drawn was $95 million. In February 2017, the Receivables Facility was amended and Sprint regained effective control over the receivables transferred to the Purchasers by obtaining the right, under certain circumstances, to repurchase them. Subsequent to the February 2017 amendment, all proceeds received from the Purchasers in exchange for the transfer of our wireless service and installment receivables are recorded as borrowings. Repayments and borrowings under the Receivables Facility are reported as financing activities in the consolidated statements of cash flows. All cash collected on repurchased receivables subsequent to the February 2017 amendment was recognized in investing activities in the consolidated statements of cash flows. In June 2018, the Receivables Facility was amended to, among other things, extend the maturity date to June 2020, increase the maximum funding limit by $200 million, reduce financing costs, add month-to-month lease receivables as eligible receivables for leases that extend past their original lease term, and change the Purchasers' commitment allocations. The Purchasers' commitments are allocated 22% to wireless service receivables and 78% to a combined pool of installment receivables, future lease receivables and month-to-month lease receivables. In June 2019, the Receivables Facility was further amended to extend the maturity date to February 2021. During the nine-month period ended December 31, 2019, we drew $4.6 billion and repaid $3.8 billion to the Purchasers.
Prior to the February 2017 amendment, wireless service and installment receivables sold to the Purchasers were treated as a sale of financial assets and we derecognized these receivables, as well as the related allowances, and recognized the net proceeds received in cash provided by operating activities in the consolidated statements of cash flows. The total proceeds from the sale of these receivables were comprised of a combination of cash, which was recognized as operating activities within our consolidated statements of cash flows, and a deferred purchase price (DPP). The DPP was realized by us upon either the ultimate collection of the underlying receivables sold to the Purchasers or upon Sprint's election to receive additional advances in cash from the Purchasers subject to the total availability under the Receivables Facility. All cash collections on the DPP were recognized as investing activities in the consolidated statements of cash flows. The fees associated with these sales were recognized in "Selling, general and administrative" in the consolidated statements of comprehensive (loss) income through the date of the February 2017 amendment. Subsequent to the February 2017 amendment, the sale of wireless service and installment receivables are reported as financings, which is consistent with our historical treatment for the sale of future lease receivables, and the associated fees are recognized as "Interest expense" in the consolidated statements of comprehensive (loss) income.
Transaction Structure
Sprint contributes certain wireless service, installment and future lease receivables, as well as the associated leased devices, to Sprint's wholly-owned consolidated bankruptcy-remote special purpose entities (SPEs). At Sprint's direction, the SPEs have sold, and will continue to sell, wireless service, installment and future lease receivables to the

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Purchasers or to a bank agent on behalf of the Purchasers. Leased devices will remain with the SPEs, once sales are initiated, and continue to be depreciated over their estimated useful life. As of December 31, 2019, wireless service, installment and lease receivables contributed to the SPEs and included in "Accounts and notes receivable, net" in the consolidated balance sheets were $2.7 billion and the long-term portion of installment receivables included in "Other assets" in the consolidated balance sheets was $280 million. As of December 31, 2019, the net book value of devices contributed to the SPEs was $6.7 billion.
Each SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the SPE, to be satisfied out of the SPE’s assets prior to any assets in the SPE becoming available to Sprint. Accordingly, the assets of the SPE are not available to pay creditors of Sprint or any of its affiliates (other than any other SPE), although collections from these receivables in excess of amounts required to repay the advances, yield and fees of the Purchasers and other creditors of the SPEs may be remitted to Sprint during and after the term of the Receivables Facility.
Sales of eligible receivables by the SPEs generally occur daily and are settled on a monthly basis. Sprint pays a fee for the drawn and undrawn portions of the Receivables Facility. A subsidiary of Sprint services the receivables in exchange for a monthly servicing fee, and Sprint guarantees the performance of the servicing obligations under the Receivables Facility.
Variable Interest Entity
Sprint determined that certain of the Purchasers, which are multi-seller asset-backed commercial paper conduits (Conduits) are considered variable interest entities because they lack sufficient equity to finance their activities. Sprint's interest in the receivables purchased by the Conduits is not considered a variable interest because Sprint's interest is in assets that represent less than 50% of the total activity of the Conduits.
Financing Obligations, Finance Lease and Other Obligations
Tower Financing
During 2008, we sold and subsequently leased back approximately 3,000 cell sites, of which approximately 1,750 remained as of March 31, 2019. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites were previously reported as part of "Property, plant and equipment, net" in our consolidated balance sheets due to our continued involvement with the property sold, and the transaction was accounted for as a financing. The financing obligation as of March 31, 2019 was $109 million.
Upon adoption of the new leasing standard, we were required to reassess the previously failed sale-leasebacks and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and whether a sale should be recognized. We concluded that a sale had occurred and therefore, we derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these sites as part of the cumulative effect adjustment on April 1, 2019. Refer to Note 7. Leases for additional information.
Finance Lease and Other Obligations
In May 2016, Sprint closed on a transaction with Shentel to acquire one of our wholesale partners, NTELOS Holdings Corporation (nTelos). The total consideration for this transaction included $181 million, on a net present value basis, of notes payable to Shentel. Sprint will satisfy its obligations under the notes payable over an expected term of five to six years, of which the remaining obligation is $121 million as of December 31, 2019. The remainder of our finance lease and other obligations of $22 million and $206 million as of December 31, 2019, respectively are primarily for the use of wireless network equipment.
Covenants
Certain indentures and other agreements require compliance with various covenants, including covenants that limit the ability of the Company and its subsidiaries to sell all or substantially all of its assets, limit the ability of the Company and its subsidiaries to incur indebtedness and liens, and require that we maintain certain financial ratios, each as defined by the terms of the indentures, supplemental indentures and financing arrangements.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2019, the Company was in compliance with all restrictive and financial covenants associated with its borrowings. A default under any of our borrowings could trigger defaults under certain of our other debt obligations, which in turn could result in the maturities being accelerated.
Under our secured revolving bank credit facility, we are currently restricted from paying cash dividends because our ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreements) exceeds 2.5 to 1.0.

Note 9.Revenues from Contracts with Customers
The Company adopted Revenue from Contracts with Customers (Topic 606) beginning on April 1, 2018 using the modified retrospective method. Upon adoption, the Company applied the standard only to contracts that were not completed, referred to as open contracts. We operate two reportable segments: Wireless and Wireline.
Disaggregation of Revenue
We disaggregate revenue based upon differences in accounting for underlying performance obligations. Accounting differences related to our performance obligations are driven by various factors, including the type of product offering provided, the type of customer, and the expected timing of payment for goods and services.

The following table presents disaggregated reported revenue by category:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)
Service revenue
Postpaid	$4,229	$4,236	$12,646	$12,679
Prepaid	740	924	2,375	2,860
Wholesale, affiliate and other	225	294	546	881
Wireline	222	245	685	781
Total service revenue	5,416	5,699	16,252	17,201
Equipment sales	1,372	1,589	3,784	4,180
Equipment rentals	1,292	1,313	3,981	3,778
Total revenue	$8,080	$8,601	$24,017	$25,159
Contract Assets and Liabilities
The relationship between the satisfaction of our performance obligations and collection of payments from the customer will vary depending upon the type of contract. In Wireless subsidized contracts, payment related to equipment performance obligations is partially collected upfront and partially collected over the related service period resulting in a contract asset position at contract inception. In traditional Wireless installment billing contracts, the full amount of consideration related to equipment performance obligations is recognized as a receivable at contract inception and collected ratably in accordance with payment terms attached to the installment note. Traditional Wireless installment billing contracts are subject to an accounting contract duration of one month and therefore, do not result in the recognition of a contract position. In Wireless installment billing contracts that include a substantive termination penalty such as when customers receive a monthly service credit to offset monthly payments against applicable installment billing notes, the amount of the total transaction price that is allocated to equipment performance obligations is less than the amount recognized as a noncontingent receivable from the customer at contract inception resulting in a contract liability position. In Wireless leasing contracts, the amount of cash received at inception is generally larger than the amount of upfront revenue allocated and recognized as rental income. This results in a contract liability at contract inception, which is often partially composed of deferred rental income. In prepaid contracts initiated in our indirect channel, customers may purchase a device at a discount.
The Company will often reimburse the dealer some portion of this discount, which is expected to be recovered through future sales of monthly service. This results in a contract asset position at contract inception. In circumstances where prepaid customers prepay account balances, which can be used to purchase future Wireless goods or services, those amounts are recognized as a contract liability until the point where prepayments are redeemed for goods or services and the related

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
performance obligations have been satisfied. In Wireline contracts, we record a contract position, either a contract asset or a contract liability depending upon the specific facts and circumstances of the contract, including to reflect differences between the amount of revenue allocated to equipment delivered upfront and the contractually stated price for that equipment, or if we collect nonrefundable upfront payments from customers related to installation and activation.
We capitalize incremental commissions directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs.
The following table presents the opening and closing balances of our contract assets, contract liabilities, and receivables balances, as well as capitalized costs associated with contracts with customers:

	December 31,	March 31,
	2019	2019
	(in millions)
Contract assets and liabilities
Contract assets(1)	$1,081	$928
Billed trade receivables	2,654	2,690
Unbilled trade receivables	1,230	945
Contract liabilities	1,051	1,009

Other related assets
Capitalized costs to acquire a customer contract:
Sales commissions - beginning balance	$1,559
Sales commissions - additions	958
Amortization of capitalized sales commissions	(709)
Net costs to acquire a customer contract	$1,808
 _________________
(1) The fluctuation correlates directly to the execution of new customer contracts and invoicing and collections from customers in the normal course of business.
The following table presents revenue recognized during the nine-month periods ended December 31, 2019 and 2018:

	Nine Months Ended
	December 31,
	2019	2018
	(in millions)
Amounts included in the beginning of period contract liability balance	$927	$986
Remaining Performance Obligations
The aggregate amount of total transaction price allocated to performance obligations in contracts existing as of the balance sheet date, which are wholly or partially unsatisfied as of the end of the reporting period, and the expected time frame for satisfaction of those wholly or partially unsatisfied performance obligations, are as follows:

(in millions)
Remainder of fiscal year ending March 31, 2020	$2,608
Fiscal year ending March 31, 2021	6,241
Thereafter	397
Total	$9,246

The amounts disclosed above relate to the allocation of revenue amongst performance obligations in contracts existing as of the balance sheet date, and not to any differences between the timing of revenue recognition and recognition of receivables or cash collection. As a result, those amounts are not necessarily reflected as a contract liability as of the balance sheet date. Included in the above amounts are $893 million for the year ending March 31, 2020, $2.0 billion for the year ending March 31, 2021 and $74 million thereafter related to the allocation of the total transaction price to future operating lease revenues. Additionally, amounts disclosed above include estimates of variable consideration, where applicable.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Our Wireless contracts generally do not involve variable consideration, other than expected adjustments to the total transaction price related to future price concessions and product returns and service refunds, all of which we are able to reasonably estimate at contract inception based upon historical experience with similar contracts and similar types of customers. In accordance with the practical expedients:
1.the amounts disclosed above do not include revenue allocated to wholly or partially unsatisfied performance obligations for which the accounting contract duration at contract inception is less than 12 months, which includes expected revenues from traditional installment billing contracts with a one-month accounting contract duration;
2.the amounts disclosed above do not include variable consideration resulting from monthly customer charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly voice usage and are therefore, allocated to corresponding distinct months of Wireless services; and
3.the amounts disclosed above do not include variable consideration resulting from monthly charges to Wireless wholesale customers. Such fees are based on the customer's monthly usage of capacity and are therefore, allocated to corresponding distinct months of Wireless services.
        Wireline contracts are generally not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore, allocated to corresponding distinct months of Wireline services and recognized as revenue when invoiced in accordance with the practical expedient. Our Wireline contracts do typically provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services as determined at contract inception.

Note 10.Severance and Exit Costs
Severance and exit costs consist of severance costs associated with reductions in our work force, and primarily exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer receive any economic benefit.
The following provides the activity in the severance and exit costs liability included in "Accounts payable," "Accrued expenses and other current liabilities" and "Other liabilities" within the consolidated balance sheets. The net expenses are included in "Other, net" within the consolidated statements of comprehensive (loss) income:

	March 31, 2019	Net Expense		Cash Payments and Other	December 31, 2019
	(in millions)
Severance costs	$6	$6	(1)	$(6)	$6
Exit costs	61	60	(2)	(89)	32
	$67	$66		$(95)	$38
 _________________
(1) For the nine-month period ended December 31, 2019, we recognized costs of $6 million ($5 million Wireless, $1 million Corporate).
(2) For the nine-month period ended December 31, 2019, we recognized costs of $60 million ($63 million costs Wireless, $2 million benefit Wireline, $1 million benefit Corporate) as "Other, net" within the consolidated statements of comprehensive (loss) income.
We continually refine our network strategy and evaluate other potential network initiatives to improve the overall performance of our network. As it relates to our network strategy, lease exit costs are now under the scope of Topic 842 and part of our evaluation of the remaining amortization period for the ROU asset, which is also subject to asset impairment testing. Additionally, major cost cutting initiatives are expected to continue to reduce operating expenses and improve our operating cash flows. As a result of these ongoing activities, we may incur future material charges associated with lease and access exit costs, severance, asset impairments, and accelerated depreciation, among others.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 11.Income Taxes
The differences that caused our effective income tax rates to differ from the 21% U.S. federal statutory rate for income taxes were as follows:

	Nine Months Ended December 31,
	2019	2018
	(in millions)
Income tax benefit (expense) at the federal statutory rate	$212	$(61)
Effect of:
State income taxes, net of federal income tax effect	39	(40)
State law changes, net of federal income tax effect	6	62
Increase deferred tax liability for organizational restructuring	(4)	(12)
Credit for increasing research activities	9	13
Change in federal and state valuation allowance	236	12
Increase in liability for unrecognized tax benefits	(4)	(6)
Non-deductible penalties	—	(29)
Other, net	—	5
Income tax benefit (expense)	$494	$(56)
Effective income tax rate	49.0%	19.2%
Income tax benefit of $494 million for the nine-month period ended December 31, 2019 represented a consolidated effective tax rate of 49%. During the period, we recognized a $236 million tax benefit for federal and state valuation allowance. Federal net operating losses generated after the enactment of the Tax Cuts and Jobs may be carried forward indefinitely until utilized. We recognized a deferred tax asset on the estimated net operating loss generated in the current period because we have sufficient sources of future taxable income from taxable temporary differences on indefinite-lived assets, such as FCC licenses, against which the loss carryforwards may be realized. In the current period, we transitioned into a net deferred tax liability position on our definite-lived temporary differences driven primarily by the full expensing of qualifying property for tax purposes. The net taxable temporary differences that gave rise to the net deferred tax liability are scheduled to reverse in the carryforward periods of our definite-lived net operating losses and serve as a source of future taxable income, against which our definite-lived loss carryforwards may be realized. We recorded a tax benefit of $304 million during the nine-month period ended December 31, 2019 to reduce our valuation allowance to the extent of the net taxable temporary differences generated and scheduled to reverse in the loss carryforward periods.
Income tax expense of $56 million for the nine-month period ended December 31, 2018 represented a consolidated effective tax rate of 19%. During the period, we recognized a $62 million tax benefit for the impact of state law changes enacted during the period, partially offset by a $12 million tax expense attributable to organizational restructuring. These adjustments were primarily driven by the change in carrying value of our deferred tax assets and liabilities on temporary differences. In addition, the rate was impacted by non-deductible penalties related to litigation with the State of New York that was settled during the period.
As of December 31, 2019 and March 31, 2019, we maintained unrecognized tax benefits of $249 million and $242 million, respectively. Cash paid for income taxes, net was $47 million and $62 million for the nine-month periods ended December 31, 2019 and 2018, respectively.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12.Commitments and Contingencies
Litigation, Claims and Assessments
In September 2019, Sprint notified the FCC that the Company had claimed monthly subsidies for serving subscribers even though these subscribers may not have met usage requirements under Sprint's usage policy for the Lifeline program. The Company provides service to eligible Lifeline subscribers under the Assurance Wireless brand for whom it seeks reimbursement from the Universal Service Fund. In 2016, the FCC enacted changes to the Lifeline program, which required Sprint to update how it determined qualifying subscriber usage. An inadvertent coding issue in the system used to identify qualifying subscriber usage occurred in July 2017 while the system was being updated to address the required changes. Sprint claimed monthly subsidies for serving Lifeline subscribers that may not have met Sprint's usage requirements under the Lifeline program. We investigated and proactively raised the identified issue with the FCC and the appropriate state regulators. We corrected the functionality and assessed the impact of identified changes. Resolution of this matter could require us to pay fines and penalties, which could be material to our consolidated financial statements. We are committed to reimbursing federal and state governments for any subsidy payments that were collected incorrectly as a result of the system issue.
On April 22, 2019, a purported stockholder of the Company filed a putative class action complaint in the Southern District of New York against the Company and two of our executive officers, captioned Meneses v. Sprint Corporation, et al. On June 5, 2019, a second purported stockholder of the Company filed a putative class action complaint in the Southern District of New York against the Company and two of our executive officers, captioned Soloman v. Sprint Corporation, et al. The complaints in the Meneses and Solomon actions allege that the Company and the two executive officers violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by issuing untrue statements related to certain postpaid net subscriber additions. The complaints seek damages and reasonable attorneys fees. The Company believes the lawsuits are without merit. On June 24, 2019, the Meneses action was voluntarily dismissed.
On April 19, 2012, the New York Attorney General filed a complaint alleging that Sprint Communications had fraudulently failed to collect and pay sales taxes on the sale of wireless telephone services since July 2005. Although Sprint has settled the dispute with the State of New York, eight related stockholder derivative suits have been filed against Sprint Communications and certain of its current and former officers and directors. Each suit alleges generally that the individual defendants breached their fiduciary duties to Sprint Communications and its stockholders by allegedly permitting, and failing to disclose, the actions alleged in the suit filed by the New York Attorney General. One suit, filed by the Louisiana Municipal Police Employees Retirement System, was dismissed by a federal court. Two suits were filed in state court in Johnson County, Kansas and one of those suits was dismissed as premature; and five suits are pending in federal court in Kansas. The remaining Kansas suits have been stayed pending resolution of the Attorney General's suit. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.
Sprint is currently involved in numerous court actions alleging that Sprint is infringing various patents. Most of these cases effectively seek only monetary damages. A small number of these cases are brought by companies that sell products and seek injunctive relief as well. These cases have progressed to various degrees and a small number may go to trial if they are not otherwise resolved. Adverse resolution of these cases could require us to pay significant damages, cease certain activities, or cease selling the relevant products and services. In many circumstances, we would be indemnified for monetary losses that we incur with respect to the actions of our suppliers or service providers. We do not expect the resolution of these cases to have a material adverse effect on our financial position or results of operations.
Various other suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters, are possible or pending against us or our subsidiaries. If our interpretation of certain laws or regulations, including those related to various federal or state matters such as sales, use or property taxes, or other charges were found to be mistaken, it could result in payments by us. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Spectrum Reconfiguration Obligations
In 2004, the FCC adopted a Report and Order that included new rules regarding interference in the 800 MHz band and a comprehensive plan to reconfigure the 800 MHz band. The Report and Order provides for the exchange of a portion of our 800 MHz FCC spectrum licenses and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band. Also, in exchange, we received licenses for 10 MHz of nationwide spectrum in the 1.9 GHz band.
The minimum cash obligation was $2.8 billion under the Report and Order. We are, however, obligated to continue to pay the full amount of the costs relating to the reconfiguration plan, although those costs have exceeded $2.8 billion. As required under the terms of the Report and Order, a letter of credit has been secured to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was initially $2.5 billion but has been reduced during the course of the proceeding to $74 million as of December 31, 2019. Since the inception of the program, we have incurred payments of approximately $3.6 billion directly attributable to our performance under the Report and Order, including $13 million during the nine-month period ended December 31, 2019. When incurred, substantially all costs are accounted for as additions to FCC licenses with the remainder as property, plant and equipment. Based on our expenses to date and on third party administrator's audits, we have exceeded the $2.8 billion minimum cash obligation required by the FCC. On October 12, 2017, the FCC released a Declaratory Ruling that we have met the minimum cash obligation under the Report and Order and concluded that Sprint will not be required to make any payments to the U.S. Treasury.
We have recently reported to the FCC that virtually all of the public safety reconfiguration is complete across the country, including along the southern border markets, which had been delayed due to coordination efforts with Mexico. Accordingly, Sprint has received its full allotment of replacement spectrum in the 800 MHz band and Sprint faces no impediments in deploying 3G CDMA and 4G LTE on this spectrum in combination with its spectrum in the 1.9 GHz and 2.5 GHz bands. A small number of non-public safety operators must still complete certain retuning work and complete administrative tasks in states along the southern border, however, these remaining activities do not impact Sprint's operations.

Note 13.Per Share Data
The computation of basic and diluted net (loss) income per common share attributable to Sprint was as follows:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net (loss) income	$(121)	$(145)	$(514)	$235
Less: Net loss (income) attributable to noncontrolling interests	1	4	9	(4)
Net (loss) income attributable to Sprint	$(120)	$(141)	$(505)	$231

Basic weighted average common shares outstanding	4,109	4,078	4,098	4,050
Effect of dilutive securities:
Options and restricted stock units	—	—	—	56
Warrants(1)	—	—	—	4
Diluted weighted average common shares outstanding	4,109	4,078	4,098	4,110

Basic net (loss) income per common share attributable to Sprint	$(0.03)	$(0.03)	$(0.12)	$0.06
Diluted net (loss) income per common share attributable to Sprint	$(0.03)	$(0.03)	$(0.12)	$0.06

Potentially dilutive securities:
Outstanding stock options(2)	72	96	72	6
 _________________
(1) For the nine-month period ended December 31, 2018, dilutive securities attributable to warrants include 1 million shares issuable under the warrant held by SoftBank. At the close of the merger with SoftBank, the warrant was issued at $5.25 per share. On July 10, 2018, SoftBank exercised its warrant in full to purchase 55 million shares of Sprint common stock for $287 million.
(2) Potentially dilutive securities were not included in the computation of diluted net (loss) income per common share if to do so would have been antidilutive.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 14.Segments
Sprint operates two reportable segments: Wireless and Wireline.
1.Wireless primarily includes retail, wholesale, and affiliate revenue from a wide array of wireless voice and data transmission services, revenue from the sale of wireless devices (handsets and tablets) and accessories, and equipment rentals from devices leased to customers, all of which are generated in the U.S., Puerto Rico and the U.S. Virgin Islands.
2.Wireline primarily includes revenue from domestic and international wireline communication services provided to other communications companies and targeted business subscribers, in addition to our Wireless segment.
We define segment earnings as wireless or wireline operating income (loss) before other segment expenses such as depreciation, amortization, severance, exit costs, goodwill impairments, asset impairments, and other items, if any, solely and directly attributable to the segment representing items of a non-recurring or unusual nature. Expense and income items excluded from segment earnings are managed at the corporate level. Transactions between segments are generally accounted for based on market rates, which we believe approximate fair value. The Company generally re-establishes these rates at the beginning of each fiscal year. The impact of intercompany pricing rate changes to our Wireline segment earnings does not affect our consolidated results of operations as our Wireless segment has an equivalent offsetting impact in cost of services.
Segment financial information is as follows:

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Three Months Ended December 31, 2019
Net operating revenues	$7,859	$222	$(1)	$8,080
Inter-segment revenues(1)	—	74	(74)	—
Total segment operating expenses(2)	(5,324)	(284)	76	(5,532)
Segment earnings	$2,535	$12	$1	2,548
Less:
Depreciation - network and other				(1,071)
Depreciation - equipment rentals				(1,011)
Amortization				(474)
Merger costs(2)				(78)
Other, net(3)				152
Operating income				66
Interest expense				(589)
Other expense, net				(6)
Loss before income taxes				$(529)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Three Months Ended December 31, 2018
Net operating revenues	$8,351	$245	$5	$8,601
Inter-segment revenues(1)	—	71	(71)	—
Total segment operating expenses(2)	(5,240)	(332)	72	(5,500)
Segment earnings (loss)	$3,111	$(16)	$6	3,101
Less:
Depreciation - network and other				(1,088)
Depreciation - equipment rentals				(1,137)
Amortization				(145)
Merger costs(2)				(67)
Other, net(3)				(185)
Operating income				479
Interest expense				(664)
Other income, net				32
Loss before income taxes				$(153)

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Nine Months Ended December 31, 2019
Net operating revenues	$23,327	$685	$5	$24,017
Inter-segment revenues(1)	—	218	(218)	—
Total segment operating expenses(2)	(15,193)	(896)	216	(15,873)
Segment earnings	$8,134	$7	$3	8,144
Less:
Depreciation - network and other				(3,256)
Depreciation - equipment rentals				(3,096)
Amortization				(698)
Merger costs(2)				(230)
Other, net(3)				(106)
Operating income				758
Interest expense				(1,802)
Other income, net				36
Loss before income taxes				$(1,008)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless including hurricane	Wireless hurricane	Wireless excluding hurricane	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Nine Months Ended December 31, 2018
Net operating revenues(4)	$24,365	$(3)	$24,362	$781	$13	$25,156
Inter-segment revenues(1)	—	—	—	201	(201)	—
Total segment operating expenses(2)(4)	(14,650)	(7)	(14,657)	(1,060)	198	(15,519)
Segment earnings (loss)	$9,715	$(10)	$9,705	$(78)	$10	9,637
Less:
Depreciation - network and other						(3,132)
Depreciation - equipment rentals						(3,454)
Amortization						(475)
Hurricane-related reimbursements(4)						32
Merger costs(2)						(216)
Other, net(3)						(320)
Operating income						2,072
Interest expense						(1,934)
Other income, net						153
Income before income taxes						$291

Other Information			Wireless	Wireline	Corporate and Other	Consolidated
			(in millions)
Capital expenditures for the nine months ended December 31, 2019			$8,360	$92	$357	$8,809
Capital expenditures for the nine months ended December 31, 2018			$9,101	$170	$282	$9,553
_________________
(1) Inter-segment revenues consist primarily of wireline services provided to the Wireless segment for resale to, or use by, wireless subscribers.
(2) The three- and nine-month periods ended December 31, 2019 and 2018 includes $78 million, $230 million, $67 million, and $216 million, respectively, of merger-related costs, which were recorded in "Selling, general and administrative" in the consolidated statements of comprehensive (loss) income.
(3) Other, net for both the three- and nine-month periods ended December 31, 2019 consists of $20 million and $66 million, respectively, of severance and exit costs due to access termination charges and reductions in work force, favorable developments in litigation and other contingencies of $270 million primarily associated with legal recoveries for patent infringement lawsuits, loss on disposal of property, plant and equipment of $26 million primarily related to network costs that are no longer recoverable as a result of changes in our network plans, a $4 million non-cash gain as a result of spectrum license exchanges with other carriers and a partial pension settlement of $57 million. During the three-month period ended December 31, 2019, we recognized $19 million of asset impairment charges primarily related to an inbound roaming arrangement with a third party in Puerto Rico. During the nine-month period ended December 31, 2019, we recognized $231 million of asset impairment charges primarily related to the sale and leaseback of our Overland Park, Kansas campus. Other, net for the three- and nine-month periods ended December 31, 2018 consists of $30 million and $63 million, respectively, of severance and exit costs primarily due to lease exit costs, reductions in work force and access termination charges, litigation expense of $50 million related to tax matters settled with the State of New York, loss on disposal of property, plant and equipment of $117 million and $185 million, respectively, primarily related to cell site construction costs and other network costs that are no longer recoverable as a result of changes in our network plans, offset by a $12 million gain from the sale of certain assets. The nine-month period ended December 31, 2018 includes $34 million associated with the purchase of certain leased spectrum assets, which upon termination of the related spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances.
(4) The nine-month period ended December 31, 2018 includes $32 million of hurricane-related reimbursements, which are classified in our consolidated statements of comprehensive (loss) income as follows: $3 million as service revenue in net operating revenues, $6 million as cost of services, $1 million as selling, general and administrative expenses and $22 million as other, net, all within the Wireless segment.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Three Months Ended December 31, 2019
Service revenue	$4,969	$279	$(74)	$5,174
Wireless equipment sales	1,372	—	—	1,372
Wireless equipment rentals	1,292	—	—	1,292
Other	226	17	(1)	242
Total net operating revenues	$7,859	$296	$(75)	$8,080

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Three Months Ended December 31, 2018
Service revenue(2)	$5,160	$297	$(71)	$5,386
Wireless equipment sales	1,589	—	—	1,589
Wireless equipment rentals	1,313	—	—	1,313
Other	289	19	5	313
Total net operating revenues	$8,351	$316	$(66)	$8,601

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Nine Months Ended December 31, 2019
Service revenue	$15,021	$850	$(218)	$15,653
Wireless equipment sales	3,784	—	—	3,784
Wireless equipment rentals	3,981	—	—	3,981
Other	541	53	5	599
Total net operating revenues	$23,327	$903	$(213)	$24,017

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Nine Months Ended December 31, 2018
Service revenue(2)	$15,536	$914	$(201)	$16,249
Wireless equipment sales	4,180	—	—	4,180
Wireless equipment rentals	3,778	—	—	3,778
Other	868	68	13	949
Total net operating revenues	$24,362	$982	$(188)	$25,156

_______________
(1) Revenues eliminated in consolidation consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.
(2) Service revenue related to the Wireless segment in the nine-month period ended December 31, 2018 excludes $3 million of hurricane-related revenue reimbursements reflected in net operating revenues in our consolidated statements of comprehensive (loss) income.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 15.Related-Party Transactions
In addition to agreements arising out of or relating to the SoftBank Merger, Sprint has entered into various other arrangements with SoftBank, its controlled affiliates (SoftBank Parties) or with third parties to which SoftBank Parties are also parties, including arrangements for international wireless roaming, wireless and wireline call termination, real estate, logistical management, and other services.
Brightstar
We have arrangements with Brightstar US, Inc. (Brightstar), whereby Brightstar provides supply chain and inventory management services to us in our indirect channels and whereby Sprint may sell new and used devices and new accessories to Brightstar for its own purposes. To facilitate certain of these arrangements, we have extended a $700 million credit line to Brightstar to assist with the purchasing and distribution of devices and accessories. As a result, we shifted our concentration of credit risk away from our indirect channel partners to Brightstar. As Brightstar is a subsidiary of SoftBank, we expect SoftBank will provide the necessary support to ensure that Brightstar will fulfill its obligations to us under these arrangements. However, we have no assurance that SoftBank will provide such support.
The supply chain and inventory management arrangement included, among other things, that Brightstar may purchase inventory from the original equipment manufacturers to sell directly to our indirect dealers. As compensation for these services, we remit per unit fees to Brightstar for each device sold to dealers or retailers in our indirect channels. During the three- and nine-month periods ended December 31, 2019 and 2018, we incurred fees under these arrangements totaling $14 million, $41 million, $18 million and $51 million, respectively, which are recognized in "Cost of equipment sales" and "Selling, general and administrative" expenses in the consolidated statements of comprehensive (loss) income. Additionally, we have an arrangement with Brightstar whereby they perform certain of our reverse logistics including device buyback, trade-in technology and related services.
During the three-month period ended September 30, 2017, we entered into an arrangement with Brightstar whereby accessories previously procured by us and sold to customers in our direct channels are now procured and consigned to us from Brightstar. Amounts billed from the sale of accessory inventory are remitted to Brightstar. In exchange for our efforts to sell accessory inventory owned by Brightstar, we received a fixed fee from Brightstar for each device activated in our direct channels. In August 2018, the arrangement was amended and we received a share of the profits associated with the sale of accessory inventory owned by Brightstar. For the three- and nine-month periods ended December 31, 2019 and 2018, Sprint earned fees under these arrangements of $50 million, $134 million, $52 million and $149 million, respectively, which are recognized as other revenue within "Service revenue" in the consolidated statements of comprehensive (loss) income.
Amounts included in our consolidated financial statements associated with these supply chain and inventory management arrangements with Brightstar were as follows:

Consolidated balance sheets:	December 31, 2019	March 31, 2019
	(in millions)
Accounts receivable	$183	$187
Accounts payable and accrued expenses and other current liabilities	$74	$109

	Three Months Ended		Nine Months Ended
Consolidated statements of comprehensive (loss) income:	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)
Equipment sales	$394	$619	$1,090	$1,448
Cost of equipment sales	$421	$644	$1,164	$1,510

SoftBank
Included in “Other liabilities” in the consolidated balance sheets is $154 million payable to a SoftBank affiliate for reimbursement of legal and consulting fees in connection with the proposed merger with T-Mobile paid to third parties on behalf of Sprint.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 16.Guarantor Financial Information
On September 11, 2013, Sprint Corporation issued $2.25 billion aggregate principal amount of 7.250% notes due 2021 and $4.25 billion aggregate principal amount of 7.875% notes due 2023 in a private placement transaction with registration rights. On December 12, 2013, Sprint Corporation issued $2.5 billion aggregate principal amount of 7.125% notes due 2024 in a private placement transaction with registration rights. Each of these issuances is fully and unconditionally guaranteed by Sprint Communications (Subsidiary Guarantor), which is a 100% owned subsidiary of Sprint Corporation (Parent/Issuer). In connection with the foregoing, in November 2014, the Company and Sprint Communications completed an offer to exchange the notes for a new issue of substantially identical exchange notes registered under the Securities Act of 1933. We did not receive any proceeds from this exchange offer. In addition, on February 24, 2015, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% notes due 2025, and on February 20, 2018, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% senior notes due 2026, which are fully and unconditionally guaranteed by Sprint Communications.
During the nine-month periods ended December 31, 2019 and 2018, there were non-cash equity distributions from the non-guarantor subsidiaries to Subsidiary Guarantor of approximately $31 million and $1.1 billion, respectively, as a result of organizational restructuring for tax purposes. As of December 31, 2019, there were $23.6 billion of intercompany notes issued by the Subsidiary Guarantor to the non-guarantor subsidiaries. The notes are subordinated to all unaffiliated third-party obligations of Sprint Corporation and its subsidiaries.
Under the Subsidiary Guarantor's secured revolving bank credit facility, the Subsidiary Guarantor is currently restricted from paying cash dividends to the Parent/Issuer or any non-guarantor subsidiary because the ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreement) exceeds 2.5 to 1.0.
Sprint has a Receivables Facility providing for the sale of eligible wireless service, installment and certain future lease receivables. In October 2016, Sprint transferred certain directly held and third-party leased spectrum licenses to wholly-owned bankruptcy-remote special purpose entities as part of the spectrum financing transaction. In connection with both the Receivables Facility and the spectrum financing transactions, Sprint formed certain wholly-owned bankruptcy-remote subsidiaries that are included in the non-guarantor subsidiaries' condensed consolidated financial information. Each of these is a separate legal entity with its own separate creditors who will be entitled, prior to and upon its liquidation, to be satisfied out of its assets prior to any assets becoming available to Sprint. See Note 8. Long-Term Debt, Financing and Finance Lease Obligations for additional information.
We have accounted for investments in subsidiaries using the equity method. Presented below is the condensed consolidating financial information.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET	December 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$2,932	$247	$—	$3,179
Short-term investments	—	62	—	—	62
Accounts and notes receivable, net	233	473	3,873	(706)	3,873
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	1,117	—	1,117
Prepaid expenses and other current assets	—	15	1,209	—	1,224
Total current assets	233	3,906	6,446	(1,130)	9,455
Investments in subsidiaries	25,471	17,021	—	(42,492)	—
Property, plant and equipment, net	—	—	20,827	—	20,827
Costs to acquire a customer contract	—	—	1,808	—	1,808
Operating lease right-of-use assets	—	—	6,713	—	6,713
Due from consolidated affiliates	290	6,109	—	(6,399)	—
Notes receivable from consolidated affiliates	11,902	23,143	—	(35,045)	—
Intangible assets
Goodwill	—	—	4,598	—	4,598
FCC licenses and other	—	—	41,492	—	41,492
Definite-lived intangible assets, net	—	—	918	—	918
Other assets	—	40	1,051	—	1,091
Total assets	$37,896	$50,219	$83,853	$(85,066)	$86,902

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$3,396	$—	$3,396
Accrued expenses and other current liabilities	239	346	3,456	(706)	3,335
Current operating lease liabilities	—	—	1,860	—	1,860
Current portion of long-term debt, financing and finance lease obligations	—	2,569	1,311	—	3,880
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	239	2,915	10,447	(1,130)	12,471
Long-term debt, financing and finance lease obligations	11,902	9,085	12,520	—	33,507
Long-term operating lease liabilities	—	—	5,423	—	5,423
Notes payable to consolidated affiliates	—	11,902	23,143	(35,045)	—
Deferred tax liabilities	—	—	7,038	—	7,038
Other liabilities	—	846	1,862	—	2,708
Due to consolidated affiliates	—	—	6,399	(6,399)	—
Total liabilities	12,141	24,748	66,832	(42,574)	61,147
Commitments and contingencies
Total stockholders' equity	25,755	25,471	17,021	(42,492)	25,755
Noncontrolling interests	—	—	—	—	—
Total equity	25,755	25,471	17,021	(42,492)	25,755
Total liabilities and equity	$37,896	$50,219	$83,853	$(85,066)	$86,902

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,605	$377	$—	$6,982
Short-term investments	—	67	—	—	67
Accounts and notes receivable, net	96	233	3,554	(329)	3,554
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	999	—	999
Prepaid expenses and other current assets	—	9	1,280	—	1,289
Total current assets	96	7,338	6,210	(753)	12,891
Investments in subsidiaries	25,785	17,363	—	(43,148)	—
Property, plant and equipment, net	—	—	21,201	—	21,201
Costs to acquire a customer contract	—	—	1,559	—	1,559
Due from consolidated affiliates	288	2,418	—	(2,706)	—
Notes receivable from consolidated affiliates	11,883	23,567	—	(35,450)	—
Intangible assets
Goodwill	—	—	4,598	—	4,598
FCC licenses and other	—	—	41,465	—	41,465
Definite-lived intangible assets, net	—	—	1,769	—	1,769
Other assets	—	52	1,066	—	1,118
Total assets	$38,052	$50,738	$77,868	$(82,057)	$84,601

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$3,961	$—	$3,961
Accrued expenses and other current liabilities	97	230	3,599	(329)	3,597
Current portion of long-term debt, financing and finance lease obligations	—	1,373	3,184	—	4,557
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	97	1,603	11,168	(753)	12,115
Long-term debt, financing and finance lease obligations	11,883	10,660	12,823	—	35,366
Notes payable to consolidated affiliates	—	11,883	23,567	(35,450)	—
Deferred tax liabilities	—	—	7,556	—	7,556
Other liabilities	—	807	2,630	—	3,437
Due to consolidated affiliates	—	—	2,706	(2,706)	—
Total liabilities	11,980	24,953	60,450	(38,909)	58,474
Commitments and contingencies
Total stockholders' equity	26,072	25,785	17,363	(43,148)	26,072
Noncontrolling interests	—	—	55	—	55
Total equity	26,072	25,785	17,418	(43,148)	26,127
Total liabilities and equity	$38,052	$50,738	$77,868	$(82,057)	$84,601

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Three Months Ended December 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$5,416	$—	$5,416
Equipment sales	—	—	1,372	—	1,372
Equipment rentals	—	—	1,292	—	1,292
	—	—	8,080	—	8,080
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	1,718	—	1,718
Cost of equipment sales	—	—	1,646	—	1,646
Cost of equipment rentals (exclusive of depreciation below)	—	—	201	—	201
Selling, general and administrative	—	—	2,045	—	2,045
Depreciation - network and other	—	—	1,071	—	1,071
Depreciation - equipment rentals	—	—	1,011	—	1,011
Amortization	—	—	474	—	474
Other, net	—	—	(152)	—	(152)
	—	—	8,014	—	8,014
Operating income	—	—	66	—	66
Other income (expense):
Interest income	227	511	113	(834)	17
Interest expense	(227)	(513)	(683)	834	(589)
(Losses) earnings of subsidiaries	(120)	(118)	—	238	—
Other expense, net	—	—	(23)	—	(23)
	(120)	(120)	(593)	238	(595)
(Loss) income before income taxes	(120)	(120)	(527)	238	(529)
Income tax benefit	—	—	408	—	408
Net (loss) income	(120)	(120)	(119)	238	(121)
Less: Net loss attributable to noncontrolling interests	—	—	1	—	1
Net (loss) income attributable to Sprint Corporation	(120)	(120)	(118)	238	(120)
Other comprehensive (loss) income	(35)	(35)	(37)	72	(35)
Comprehensive (loss) income	$(155)	$(155)	$(156)	$310	$(156)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Three Months Ended December 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$5,699	$—	$5,699
Equipment sales	—	—	1,589	—	1,589
Equipment rentals	—	—	1,313	—	1,313
	—	—	8,601	—	8,601
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	1,648	—	1,648
Cost of equipment sales	—	—	1,734	—	1,734
Cost of equipment rentals (exclusive of depreciation below)	—	—	182	—	182
Selling, general and administrative	—	—	2,003	—	2,003
Depreciation - network and other	—	—	1,088	—	1,088
Depreciation - equipment rentals	—	—	1,137	—	1,137
Amortization	—	—	145	—	145
Other, net	—	—	185	—	185
	—	—	8,122	—	8,122
Operating income	—	—	479	—	479
Other income (expense):
Interest income	227	540	175	(904)	38
Interest expense	(227)	(609)	(732)	904	(664)
(Losses) earnings of subsidiaries	(141)	(69)	—	210	—
Other expense, net	—	(3)	(3)	—	(6)
	(141)	(141)	(560)	210	(632)
(Loss) income before income taxes	(141)	(141)	(81)	210	(153)
Income tax benefit	—	—	8	—	8
Net (loss) income	(141)	(141)	(73)	210	(145)
Less: Net loss attributable to noncontrolling interests	—	—	4	—	4
Net (loss) income attributable to Sprint Corporation	(141)	(141)	(69)	210	(141)
Other comprehensive (loss) income	(25)	(25)	—	25	(25)
Comprehensive (loss) income	$(166)	$(166)	$(73)	$235	$(170)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Nine Months Ended December 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$16,252	$—	$16,252
Equipment sales	—	—	3,784	—	3,784
Equipment rentals	—	—	3,981	—	3,981
	—	—	24,017	—	24,017
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	5,203	—	5,203
Cost of equipment sales	—	—	4,346	—	4,346
Cost of equipment rentals (exclusive of depreciation below)	—	—	666	—	666
Selling, general and administrative	—	—	5,888	—	5,888
Depreciation - network and other	—	—	3,256	—	3,256
Depreciation - equipment rentals	—	—	3,096	—	3,096
Amortization	—	—	698	—	698
Other, net	—	—	106	—	106
	—	—	23,259	—	23,259
Operating income	—	—	758	—	758
Other income (expense):
Interest income	679	1,546	372	(2,534)	63
Interest expense	(679)	(1,585)	(2,072)	2,534	(1,802)
(Losses) earnings of subsidiaries	(505)	(464)	—	969	—
Other expense, net	—	(2)	(25)	—	(27)
	(505)	(505)	(1,725)	969	(1,766)
(Loss) income before income taxes	(505)	(505)	(967)	969	(1,008)
Income tax benefit	—	—	494	—	494
Net (loss) income	(505)	(505)	(473)	969	(514)
Less: Net loss attributable to noncontrolling interests	—	—	9	—	9
Net (loss) income attributable to Sprint Corporation	(505)	(505)	(464)	969	(505)
Other comprehensive (loss) income	(61)	(61)	(36)	97	(61)
Comprehensive (loss) income	$(566)	$(566)	$(509)	$1,066	$(575)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended December 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$17,201	$—	$17,201
Equipment sales	—	—	4,180	—	4,180
Equipment rentals	—	—	3,778	—	3,778
	—	—	25,159	—	25,159
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	5,019	—	5,019
Cost of equipment sales	—	—	4,521	—	4,521
Cost of equipment rentals (exclusive of depreciation below)	—	—	457	—	457
Selling, general and administrative	—	—	5,731	—	5,731
Depreciation - network and other	—	—	3,132	—	3,132
Depreciation - equipment rentals	—	—	3,454	—	3,454
Amortization	—	—	475	—	475
Other, net	—	—	298	—	298
	—	—	23,087	—	23,087
Operating income	—	—	2,072	—	2,072
Other income (expense):
Interest income	679	1,632	517	(2,699)	129
Interest expense	(679)	(1,755)	(2,199)	2,699	(1,934)
Earnings (losses) of subsidiaries	231	337	—	(568)	—
Other income, net	—	17	7	—	24
	231	231	(1,675)	(568)	(1,781)
Income (loss) before income taxes	231	231	397	(568)	291
Income tax expense	—	—	(56)	—	(56)
Net income (loss)	231	231	341	(568)	235
Less: Net income attributable to noncontrolling interests	—	—	(4)	—	(4)
Net income (loss) attributable to Sprint Corporation	$231	$231	$337	$(568)	$231
Other comprehensive (loss) income	(20)	(20)	(10)	30	(20)
Comprehensive income (loss)	$211	$211	$331	$(538)	$215

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Nine Months Ended December 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(197)	$6,962	$—	$6,765
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(3,360)	—	(3,360)
Capital expenditures - leased devices	—	—	(5,449)	—	(5,449)
Expenditures relating to FCC licenses	—	—	(24)	—	(24)
Proceeds from sales and maturities of short-term investments	—	79	—	—	79
Purchases of short-term investments	—	(74)	—	—	(74)
Change in amounts due from/due to consolidated affiliates	29	(3,560)	—	3,531	—
Proceeds from sales of assets and FCC licenses	—	—	819	—	819
Proceeds from corporate owned life insurance policies	—	5	—	—	5
Proceeds from intercompany note advance to consolidated affiliate	—	424	—	(424)	—
Other, net	—	—	(27)	—	(27)
Net cash provided by (used in) investing activities	29	(3,126)	(8,041	3,107	(8,031)
Cash flows from financing activities:
Proceeds from debt and financings	—	—	4,731	—	4,731
Repayments of debt, financing and finance lease obligations	—	(345)	(6,843)	—	(7,188)
Debt financing costs	—	(3)	(9)	—	(12)
Proceeds from issuance of common stock, net	(29)	—	—	—	(29)
Acquisition of noncontrolling interest	—	(3)	(30)	—	(33)
Change in amounts due from/due to consolidated affiliates	—	—	3,531	(3,531)	—
Repayments of intercompany note advance from parent	—	—	(424)	424	—
Other, net	—	—	1	—	1
Net cash (used in) provided by financing activities	(29)	(351)	957	(3,107)	(2,530)
Net decrease in cash, cash equivalents and restricted cash	—	(3,674)	(122)	—	(3,796)
Cash, cash equivalents and restricted cash, beginning of period	—	6,606	457	—	7,063
Cash, cash equivalents and restricted cash, end of period	$—	$2,932	$335	$—	$3,267

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Nine Months Ended December 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(408)	$7,990	$—	$7,582
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(3,814)	—	(3,814)
Capital expenditures - leased devices	—	—	(5,739)	—	(5,739)
Expenditures relating to FCC licenses	—	—	(145)	—	(145)
Proceeds from sales and maturities of short-term investments	—	6,619	—	—	6,619
Purchases of short-term investments	—	(5,152)	—	—	(5,152)
Change in amounts due from/due to consolidated affiliates	(253)	(1,285)	—	1,538	—
Proceeds from sales of assets and FCC licenses	—	—	416	—	416
Proceeds from deferred purchase price from sale of receivables	—	—	223	—	223
Proceeds from corporate owned life insurance policies	—	110	—	—	110
Proceeds from intercompany note advance to consolidated affiliate	—	424	—	(424)	—
Other, net	—	—	52	—	52
Net cash (used in) provided by investing activities	(253)	716	(9,007)	1,114	(7,430)
Cash flows from financing activities:
Proceeds from debt and financings	—	1,100	5,316	—	6,416
Repayments of debt, financing and finance lease obligations	—	(1,783)	(5,154)	—	(6,937)
Debt financing costs	(28)	(47)	(211)	—	(286)
Proceeds from issuance of common stock, net	281	—	—	—	281
Change in amounts due from/due to consolidated affiliates	—	—	1,538	(1,538)	—
Repayments of intercompany note advance from parent	—	—	(424)	424	—
Net cash provided by (used in) financing activities	253	(730)	1,065	(1,114)	(526)
Net (decrease) increase in cash, cash equivalents and restricted cash	—	(422)	48	—	(374)
Cash, cash equivalents and restricted cash, beginning of period	—	6,222	437	—	6,659
Cash, cash equivalents and restricted cash, end of period	$—	$5,800	$485	$—	$6,285

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 17.Additional Financial Information
Cash, Cash Equivalents and Restricted Cash
The following provides the classifications of cash, cash equivalents and restricted cash in the consolidated balance sheets:

	December 31, 2019	March 31, 2019
	(in millions)
Cash and cash equivalents	$3,179	$6,982
Restricted cash in Other assets(1)	88	81
Cash, cash equivalents and restricted cash	$3,267	$7,063
_________________
(1) Restricted cash in Other assets is required as part of our spectrum financing transactions.
Accounts Payable
Accounts payable at December 31, 2019 and March 31, 2019 include liabilities in the amounts of $74 million and $75 million, respectively, for payments issued in excess of associated bank balances but not yet presented for collection.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 18. Subsequent Events
On January 24, 2020, we amended our secured revolving bank credit facility. Pursuant to the amendment, the availability of commitments under the bank credit facility will remain at $2.0 billion until the original maturity date of February 3, 2021, while the availability of approximately $1.8 billion of commitments was extended to February 3, 2022. The amendment also modifies the required ratio (Leverage Ratio) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items, as defined by the bank credit facility (adjusted EBITDA), so as not to exceed 3.75 to 1.0 for the fiscal quarter ended December 31, 2019 and 6.0 to 1.0 for the fiscal quarter ended March 31, 2020 and each fiscal quarter ending thereafter through expiration of the facility. In addition to amending the secured revolving bank credit facility, the Company also amended the Receivables Facility to, among other things, extend the maturity date from February 2021 to January 2022.